Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT MARKED WITH “[***]” HAVE BEEN REDACTED IN ACCORDANCE WITH ITEM 601(b)(2)(ii) OF REGULATION S-K.

SECURITIES PURCHASE AGREEMENT

by and among

AT&T DIVERSIFIED MVPD HOLDINGS LLC,

AT&T MVPD HOLDINGS LLC,

AT&T SERVICES, INC.,

TPG PARTNERS IX, L.P.,

DIRECTV ENTERTAINMENT HOLDINGS LLC

and

MERLIN PARENT 2024, INC.

Dated as of September 29, 2024

i

ii

ANNEXES AND EXHIBITS

Annex A – Definitions

Exhibit A – Term Sheet for Seller Note

Exhibit B – Term Sheet for Commercial/Transition Agreement

Exhibit C – Tax Matters

Exhibit D – Assigned Patents

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2024 (the “Execution Date”), is made by and among (i) AT&T Diversified MVPD Holdings LLC, a Delaware limited liability company (“AT&T”), (ii) solely for purposes of Section 10.14, AT&T Services, Inc., a Delaware corporation (“AT&T Services”), (iii) solely for purposes of Section 10.15, TPG Partners IX, L.P., a Delaware limited partnership (“Buyer Guarantor”), (iv) AT&T MVPD Holdings LLC, a Delaware limited liability company (“Blocker”), (v) DirecTV Entertainment Holdings LLC, a Delaware limited liability company (the “Company”), and (vi) Merlin Parent 2024, Inc., a Delaware corporation (“Buyer”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, as of the Execution Date, (i) AT&T is the sole record and beneficial owner of the outstanding equity interests of Blocker (the “Blocker Units”), (ii) Blocker owns 1,000 Junior Preferred Units, 1,000 Common Catch-Up Units and 70,000 Common Units (in each case, as defined in the Company Operating Agreement) (the “Blocker-Owned Company Interests”) and (iii) TPG VIII Merlin Investment Holdings, LP, a Delaware limited partnership (“TPG VIII Merlin”), owns 1,000 Senior Preferred Units and 30,000 Common Units (in each case, as defined in the Company Operating Agreement);

WHEREAS, after the Execution Date, AT&T, the Company, Blocker, TPG VIII Merlin and certain of their respective Affiliates will use commercially reasonable efforts to consummate the Debt Financing and make the Debt-Financed Distribution as described in Section 1.1;

WHEREAS, after the Execution Date, Blocker and the Company will consummate the INVIDI Contribution as described in Section 1.2;

WHEREAS, effective no later than the day prior to the Closing Date, AT&T, Blocker and certain of their respective Affiliates will consummate the Pre-Closing Reorganization as described in and subject to the terms of Section 1.3;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to AT&T’s willingness to enter into this Agreement, Buyer has delivered to AT&T an executed and binding equity commitment letter (the “Equity Commitment Letter”), pursuant to which the Equity Financing Source has committed, subject to the terms and conditions therein, to provide the amount of cash equity financing in connection with the Transactions in the amount set forth therein for the purpose of funding the Upfront Consideration (the “Equity Financing”); and

WHEREAS, in connection with the Transactions, at the Closing, the Parties desire that Buyer purchases from AT&T, and AT&T issues and sells to Buyer, all of the Blocker Units held by AT&T as of the Closing, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PRE-CLOSING AND OTHER ACTIONS

Section 1.1 The Debt-Financed Distribution.

(a) The Company shall cause DIRECTV Financing, LLC, a Delaware limited liability company and wholly owned indirect Subsidiary of the Company, to use commercially reasonable efforts to consummate the Debt Financing on commercially reasonable terms on or prior to March 31, 2025. In the event the Debt Financing is consummated prior to the Closing, the Company shall cause to be distributed an amount in cash equal to the Debt-Financed Distribution Amount to the Company (via distribution to DirecTV Financing Holdco, LLC, and then from DirecTV Financing Holdco, LLC to the Company). Notwithstanding anything to the contrary set forth herein, the Company shall not be required to consummate the Debt Financing on terms that are not commercially reasonable.

(b) Upon receipt of the distribution contemplated by Section 1.1(a), the Company shall distribute (i) an amount equal to the Blocker Percentage of the Debt-Financed Distribution Amount to Blocker (the “Blocker Distribution Amount”) and (ii) an amount equal to the TPG Percentage of the Debt-Financed Distribution Amount to TPG VIII Merlin (the “TPG VIII Merlin Distribution Amount”).

(c) Upon receipt of the Blocker Distribution Amount, Blocker shall promptly distribute the Blocker Distribution Amount to AT&T (the foregoing transaction, together with the transactions set forth in Section 1.1(a)-Section 1.1(b), the “Debt-Financed Distribution”).

(d) For the avoidance of doubt, in the event that the Company is unable to consummate the Debt Financing prior to the Closing or the Debt-Financed Distribution Amount is not available prior to Closing, the transactions contemplated by this Section 1.1 shall not be consummated, but the Closing shall otherwise occur in accordance with the other terms and conditions set forth in this Agreement. To the extent the Debt-Financed Distribution Amount is not available or the Company has not distributed the Blocker Distribution Amount to Blocker by March 31, 2025, (i) the Company shall continue to use commercially reasonable efforts to consummate the Debt Financing on commercially reasonable terms as promptly as practicable and (ii) an aggregate amount equal to the Blocker Distribution Amount, together with interest accruing on the unpaid Blocker Distribution Amount equal to 10% per annum commencing on April 1, 2025, shall be added to the principal balance of the Seller Note and paid by Buyer to AT&T, together with the Deferred Consideration, in each case, (A) at the applicable times specified therein or (B) if earlier, upon the Company’s receipt of the Debt-Financing Distribution Amount. To the extent the Debt-Financed Distribution Amount exceeds $1,625,000,000, an amount equal to the Blocker Percentage of the excess distributed to Blocker as the Blocker Distribution Amount shall reduce the Synthetic Dividend Payment payable under the Seller Note (but not below zero).

Section 1.2 INVIDI Contribution. No later than the earlier of December 31, 2024 or the consummation of the Debt-Financed Distribution, Blocker shall contribute all of its Equity Interests in INVIDI to the Company (with such Equity Interests in INVIDI valued in an amount not less than $30,000,000) in exchange for additional Common Units of the Company (valued in a manner consistent with the implied value of the Company) (the “INVIDI Contribution”).

Section 1.3 Pre-Closing Reorganization. At least one day prior to the Closing, AT&T, Blocker, and certain of their respective Affiliates will undertake either of the following (the “Pre-Closing Reorganization”): (a) cause all of the assets and liabilities of Blocker, other than with respect to the Business Assets, to be distributed or otherwise transferred to AT&T and/or one or more of its Affiliates (for the avoidance of doubt, other than Blocker and the Company or any of its Subsidiaries) (the “Excluded Assets and Excluded Liabilities”) or (b) at AT&T’s option and subject to Buyer’s approval (such approval not to be unreasonably withheld, conditioned or delayed), consummate such other restructurings, contributions and/or repayments such that, following such restructurings, contributions and/or repayments, the sole material assets of Blocker are direct or indirect interests in the Business Assets.

ARTICLE II

PURCHASE AND SALE OF THE BLOCKER UNITS

Section 2.1 Purchase and Sale of the Blocker Units. On the terms and subject to the conditions set forth herein, and in reliance on the representations, warranties, covenants and agreements contained herein, at the Closing and at least one day after the Pre-Closing Reorganization, AT&T shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from AT&T, all of AT&T’s right, title and interest in and to the Blocker Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws, under the Blocker Operating Agreement and the Delaware Act).

Section 2.2 Purchase Price. On the terms and subject to the conditions set forth herein, in consideration for the sale of the Blocker Units, Buyer shall (a) pay (or cause to be paid) to AT&T (by wire transfer of immediately available funds to the account designated in writing by AT&T to Buyer) an amount in cash equal to the Estimated Upfront Consideration, subject to adjustment pursuant to Section 2.3, which shall be payable by Buyer to AT&T within 364 days of the Closing (but no later than December 31, 2025), and (b) deliver to AT&T the Seller Note and, at the applicable times specified therein, deliver (or cause to be delivered) to AT&T all of the amounts that are payable to AT&T pursuant to the Seller Note and this Agreement (collectively, the “Deferred Consideration” and, together with the Final Upfront Consideration, the “Purchase Price”).

Section 2.3 Upfront Consideration Adjustment.

(a) Estimated Closing Statement. At least four Business Days prior to the Closing, AT&T shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth AT&T’s good-faith estimate of (i) the Blocker Liability Amount as of Closing, and (ii) the resulting calculation of the Upfront Consideration (the “Estimated Upfront Consideration”), in each case, together with reasonably detailed supporting documents for the calculation thereof and which was prepared in accordance with the definitions as provided in this Agreement. AT&T will (x) reasonably cooperate with Buyer and its Representatives in connection with Buyer’s review of the Estimated Closing Statement, including by providing reasonable access to all reasonably relevant personnel, books and records and other financial information (subject to execution of any customary work paper access letters required by them), in each case, during normal business hours and upon reasonable advance notice, required by Buyer for the purpose of reviewing the Estimated Closing Statement; provided, that AT&T shall not be required to provide access to any information that is subject to an attorney-client or an attorney work-product privilege, and (y) reasonably consider in good faith any revisions to the Estimated Closing Statement proposed by Buyer at least one Business Day prior to the Closing. To the extent AT&T and Buyer agree to any revisions to the Estimated Closing Statement in connection with Buyer’s comments, AT&T shall deliver to Buyer prior to the Closing a revised Estimated Closing Statement including such revisions.

(b) Closing Statement.

(i) Promptly after the Closing Date and in any event no later than 120 days following the Closing Date, Buyer shall prepare and deliver to AT&T a written statement (the “Closing Statement”) setting forth Buyer’s good-faith calculation of (A) the Blocker Liability Amount as of Closing (the “Closing Blocker Liability Amount”), and (B) the resulting calculation of the Upfront Consideration (the “Closing Upfront Consideration”), in each case, together with reasonably detailed supporting documents for the calculation thereof and which was prepared in accordance with the definitions as provided in this Agreement.

(ii) If (x) AT&T does not object to Buyer’s proposed Closing Statement by delivering a written notice of objection (a “Notice of Objection”) to Buyer within 60 days following delivery thereof to AT&T (the “Objection Period”) or (y) AT&T has accepted Buyer’s proposed Closing Statement in writing, Buyer’s calculations, including the calculation of the Closing Upfront Consideration and the Closing Blocker Liability Amount set forth in the Closing Statement, shall be deemed final and binding. The Notice of Objection delivered within the Objection Period pursuant to this Section 2.3(b)(ii) shall set forth AT&T’s objections to the Closing Statement in reasonable detail with supporting materials together with an alternative Closing Statement, as applicable. During the Objection Period, Buyer and its Subsidiaries shall provide reasonable access to all reasonably relevant personnel, books and records and other financial information (subject to execution of any customary work paper access letters required by them), in each case, during normal business hours and upon reasonable advance notice, required by AT&T for the purpose of reviewing the Closing Statement and preparing a Notice of Objection; provided, that Buyer shall not be required to provide access to any information that is subject to an attorney-client or an attorney work-product privilege.

(iii) If AT&T delivers a Notice of Objection to Buyer within the Objection Period, then any element of Buyer’s proposed Closing Statement that is not in dispute under such Notice of Objection at the expiration of the Objection Period shall be deemed final and binding for purposes of this Section 2.3. Any disputed elements of the proposed Closing Statement (“Disputed Adjustment Amounts”) shall be resolved as set forth in this Section 2.3(b)(iii).

(A) The Parties shall endeavor in good faith to resolve the Disputed Adjustment Amounts listed in such Notice of Objection. If a written agreement determining the Disputed Adjustment Amounts has not been reached within 30 days (or such longer period as may be agreed by AT&T and Buyer) following the delivery of the Notice of Objection, Buyer and AT&T shall, within 30 days following the delivery of the Notice of Objection, summarize its position regarding such dispute in a written document and submit such summaries, together with the Notice of Objection, Buyer’s proposed Closing Statement, and any other document(s) Buyer or AT&T desire to submit, to the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed in writing by AT&T and Buyer (the “Accounting Expert”) who, acting as experts and not arbitrators, shall resolve the Disputed Adjustment Amounts and make any applicable adjustments to the Closing Upfront Consideration, the Closing Blocker Liability Amount, and the Closing Statement for purposes of this Section 2.3. AT&T and Buyer shall execute any agreement reasonably required by the Accounting Expert for its engagement hereunder.

(B) Within 30 days of the submission of all documentation with respect to the Notice of Objection to the Accounting Expert, the Accounting Expert shall render a decision regarding the Disputed Adjustment Amounts in accordance with this Section 2.3(b)(iii)(B). In making such decision, the Accounting Expert shall be bound by this Agreement, shall only resolve the Disputed Adjustment Amounts, shall make all adjustments regardless of materiality and shall not assign a value to any such Disputed Adjustment Amount outside the range of values assigned to such Disputed Adjustment Amount in the Closing Statement and the Notice of Objection, respectively. The Accounting Expert shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to this Section 2.3 with respect to the Disputed Adjustment Amounts.

(C) The Accounting Expert’s resolution of the Disputed Adjustment Amounts and its adjustments to the Closing Statement, the Closing Upfront Consideration, and the Closing Blocker Liability Amount set forth therein shall, in the absence of fraud or manifest error, be conclusive and binding upon the Parties for purposes of this Section 2.3. The Accounting Expert shall act as an expert, and not as an arbitrator, for the limited purpose of determining the resolution of the Disputed Adjustment Amounts and adjustments to the Closing Statement, the Closing Upfront Consideration, and the Closing Blocker Liability Amount and may not award damages, interest or penalties to any Party with respect to any matter. The Accounting Expert, once appointed, shall have no ex parte communications with the Parties concerning the Disputed Adjustment Amounts. All communications between any Party and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other Parties in writing. The costs and expenses of the Accounting Expert shall be allocated between Buyer and AT&T based upon the percentage of the contested amount submitted to the Accounting Expert that is ultimately awarded to Buyer on the one hand or AT&T on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to AT&T, and AT&T bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer.

(D) The Closing Upfront Consideration and the Closing Blocker Liability Amount shall be recalculated based upon the final determination (or deemed determination) of the Accounting Expert with respect to the Disputed Adjustment Amounts, and the Final Upfront Consideration and the Final Blocker Liability Amount, as so recalculated, shall be deemed to be conclusive and binding on the Parties for purposes of this Section 2.3.

(iv) Within five Business Days following the final determination of the Final Upfront Consideration in accordance with Section 2.3(b)(ii) or Section 2.3(b)(iii):

(A) if the Estimated Upfront Consideration exceeds the Final Upfront Consideration, AT&T shall pay, or cause to be paid, to Buyer the absolute value of the difference between the Final Upfront Consideration and the Estimated Upfront Consideration (by wire transfer of immediately available funds to the account designated in writing by Buyer to AT&T);

(B) if the Final Upfront Consideration equals the Estimated Upfront Consideration, then no adjustment to the Estimated Upfront Consideration shall be made and neither AT&T nor Buyer shall pay any amounts to the other pursuant to this Section 2.3(b); or

(C) if the Final Upfront Consideration exceeds the Estimated Upfront Consideration, Buyer shall pay, or cause to be paid, to AT&T the absolute value of the difference between the Final Upfront Consideration and the Estimated Upfront Consideration (by wire transfer of immediately available funds to the account designated in writing by AT&T to Buyer).

(c) Exclusive Remedy. Notwithstanding anything to the contrary set forth herein, other than with respect to Fraud claims, the process set forth in this Section 2.3 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Upfront Consideration and the Final Blocker Liability Amount. No Buyer Indemnified Party may recover Losses under ARTICLE VIII to the extent such Losses are specifically taken into account in the calculation of the Final Upfront Consideration or the Final Blocker Liability Amount pursuant to this Section 2.3.

Section 2.4 Withholding. Notwithstanding anything to the contrary set forth herein, the Parties and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration payable hereunder or other payment otherwise payable pursuant to this Agreement (excluding, for the avoidance of doubt, any payments made under the Seller Note, the withholding obligations with respect to which will be solely governed by the terms of the Seller Note) the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, territory, local or non-U.S. Tax Law. Buyer, AT&T or the applicable withholding agent, as applicable, shall use commercially reasonable efforts to provide prior written notice to the other Party prior to any deduction or withholding pursuant to this Section 2.4 to provide a reasonable opportunity to avoid such deductions and withholding (other than in the case of compensatory payments to employees). Any amounts so withheld shall be timely paid over to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING

Section 3.1 Closing. The closing of the sale and purchase of the Blocker Units provided for in this Agreement (the “Closing”) shall occur at 10:00 a.m. New York City time, on the third Business Day following the date on which the last of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions at the Closing) has been satisfied or waived. The Closing shall occur (a) remotely via electronic exchange of documents and signatures, or (b) at such other time and place or in such other manner as the Parties may mutually agree in writing; provided, in no event shall the Closing occur prior to the earliest of (i) the later of (x) July 1, 2025 or (y) two Business Days after the closing by TPG Partners X, L.P. of committed capital in excess of $5,000,000,000, (ii) September 1, 2025 and (iii) [***], without the prior written consent of Buyer. The date on which the Closing occurs is called the “Closing Date.”

Section 3.2 Closing Actions. On the terms and subject to the conditions set forth herein, at or prior to the Closing, the following actions shall be taken and the following agreements, certificates and other documents shall be executed and delivered by the Parties:

(a) AT&T shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from AT&T, the Blocker Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws, under the Blocker Operating Agreement and the Delaware Act) in exchange for the right to receive payment of the Estimated Upfront Consideration (subject to adjustment pursuant to Section 2.3) and payments under the Seller Note from Buyer.

(b) AT&T shall deliver duly executed resignations of the managers, directors and officers of Blocker and the Company in form and substance reasonably satisfactory to Buyer, which resignations are effective as of (but contingent upon) the consummation of the Closing.

(c) AT&T shall deliver to Buyer a counterpart of each Ancillary Agreement executed by all of the parties to it other than Buyer or any Buyer Ancillary Counterparty, except for any Non-Finalized Agreements. Buyer shall deliver to AT&T an executed counterpart of each Ancillary Agreement to which it or a Buyer Ancillary Counterparty is a party, except for any Non-Finalized Agreements.

(d) AT&T shall deliver to Buyer at Closing a properly completed and duly executed IRS Form W-9 establishing that AT&T (or, if AT&T is a disregarded entity for U.S. federal income Tax purposes, AT&T’s regarded owner) is exempt from backup withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AT&T

Except as set forth in the disclosure letter delivered to Buyer by AT&T concurrently with the execution and delivery of this Agreement (the “AT&T Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the AT&T Disclosure Letter with respect to any representation, warranty or covenant set forth herein shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), AT&T hereby represents and warrants to Buyer as follows as of the date of this Agreement and the Closing:

Section 4.1 Organization, Good Standing and Qualification. Each of AT&T and Blocker is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of AT&T and Blocker (a) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as is presently conducted by it and (b) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or conduct of the business conducted by it requires such qualification, except in the case of clauses (a) and (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Neither AT&T nor Blocker is, in any material respect, in default or in violation of any provisions of its respective organizational documents. The organizational documents of Blocker have been made available and are true and correct as amended through the date hereof and are in full force and effect.

Section 4.2 Capitalization.

(a) The issued and outstanding equity securities of Blocker consist solely of the Blocker Units, which are owned of record and beneficially by AT&T. All of the Blocker Units have been duly authorized, and are validly issued, fully paid and non-assessable.

(b) AT&T owns, of record and beneficially, all of the Blocker Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws and those imposed under the Blocker Operating Agreement and the Delaware Act). At the Closing, AT&T will convey and deliver to Buyer good and valid title to and ownership of the Blocker Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws and those imposed under the Blocker Operating Agreement and the Delaware Act).

(c) Other than as set forth in the Blocker Operating Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Blocker is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any such Blocker Units, or any securities or obligations exercisable or exchangeable for or convertible into, such Blocker Units, or any “tag-along,” “drag-along” or similar rights with respect to such Blocker Units, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than as set forth in the Blocker Operating Agreement, the Blocker Units are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Blocker Units. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Blocker Units.

(d) Blocker is not engaged in any material business activities other than (i) its direct or indirect ownership of the Business Assets, including any activities related or incidental thereto, (ii) activities in connection with this Agreement and the transactions contemplated hereby, (iii) engaging in transactions related to its Equity Interests or (iv) with respect to the Excluded Assets and Excluded Liabilities.

(e) Blocker beneficially owns, directly or indirectly (through one or more New Blocker Subsidiaries), all of the Blocker-Owned Company Interests (and any other interests in the Company owned by Blocker), free and clear of all Encumbrances (other than any created by Buyer, any transfer restrictions imposed by federal and state securities laws and those imposed under the Company Operating Agreement and the Delaware Act). Blocker beneficially owns, directly or indirectly (through one or more New Blocker Subsidiaries), all of its issued and outstanding Equity Interests in Merlin Manager and, as of the Execution Date, INVIDI, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws and those imposed under the organizational documents of Merlin Manager and INVIDI, as applicable, and the Delaware Act). All of Blocker’s direct and indirect (through any New Blocker Subsidiary) Equity Interests in Merlin Manager and INVIDI are duly authorized, and are validly issued, fully paid and non-assessable. Except in respect of any Excluded Assets and Excluded Liabilities (and only until the consummation of the Pre-Closing Reorganization), Blocker has no direct or indirect Subsidiary other than (i) the Company and its Subsidiaries, (ii) INVIDI and its Subsidiaries, and (iii) after the Pre-Closing Reorganization, New Blocker Subsidiaries.

Section 4.3 Authority; Approval. Each of AT&T, Blocker and each AT&T Ancillary Counterparty has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of this Agreement by AT&T and Blocker have been duly and validly authorized by all necessary organizational action on the part of AT&T and Blocker, as applicable. The execution, delivery and performance of each of the Ancillary Agreements to which AT&T, the applicable AT&T Ancillary Counterparty or Blocker is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by AT&T, Blocker and each AT&T Ancillary Counterparty and Blocker and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of AT&T, Blocker, and each such AT&T Ancillary Counterparty, enforceable against such party pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 4.4 Governmental Filings; No Violations.

(a) Other than any necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) required under the HSR Act (if applicable) or the non-U.S. Antitrust Laws set forth on Section 4.4(a)(i) of the AT&T Disclosure Letter, (ii) required under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “Securities Act”), (iii) with or to the Federal Communications Commission (the “FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (iv) with or to any local or state Governmental Entities with jurisdiction to grant or otherwise oversee State and Local Operating Authority for businesses offering video and audio services, (v) with or to the non-U.S. and transnational regulatory bodies (each, a “Non-U.S. Regulator”) and the non-U.S. and transnational Governmental Entities and other entities identified in Section 4.4(a)(v) of the AT&T Disclosure Letter pursuant to applicable Non-U.S. Regulatory Laws, (vi) any required Tax filings reflecting the Transactions or the Pre-Closing Reorganization or (vii) as set forth on Section 4.4(a)(vii) of the AT&T Disclosure Letter (collectively, the “Required Approvals”), no notices, reports or other filings are required to be made by AT&T or Blocker with, nor are any Permits required to be obtained by AT&T or Blocker from, any Governmental Entity, in connection with the execution, delivery and performance of the Transaction Documents by AT&T or Blocker or the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) To the Knowledge of AT&T, (i) it is in compliance in all material respects with the Communications Laws, including payment of all fees required thereunder, and (ii) there is no other reason relating to AT&T’s non-compliance with the Communication Laws that any Required Approvals will not be received on a timely basis or that the performance by AT&T or any of its Affiliates of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby would reasonably be expected to be prevented, delayed or materially impeded.

(c) The execution, delivery and performance by AT&T and Blocker of the Transaction Documents to which they are a party do not, and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of AT&T and/or Blocker, in each case, under any provision of (i) the certificate of incorporation, bylaws or comparable governing documents of AT&T or Blocker, (ii) any material Contract binding upon AT&T or Blocker or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Ancillary Agreements) compliance with the Required Approvals, any Law to which AT&T or Blocker is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.5 Litigation.

(a) As of the Execution Date, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of AT&T, threatened in writing against Blocker that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) As of the Execution Date, neither AT&T to the extent related to the Business nor Blocker is a party to or subject to (i) the provisions of any investigation or inquiry (in each case, to the extent AT&T has received written notice thereof) or (ii) any Order of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.6 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect:

(a) Blocker has timely prepared and filed, or caused to be prepared and filed, with the appropriate Governmental Entity, all Tax Returns of Blocker that were required to be filed by it, taking into account any extensions of time to file. All such Tax Returns are true, complete and accurate in all material respects. Blocker has timely paid, or caused to be paid, all material Taxes due and payable by Blocker.

(b) No material deficiencies for any Taxes have been proposed, asserted or assessed in writing by any Governmental Entity against Blocker that are still pending. No extensions of the period for assessment of any Taxes are in effect with respect to any material liability of Blocker (other than extensions of time to file Tax Returns obtained in the Ordinary Course).

(c) There are no pending or threatened in writing audits, assessments or similar proceedings for any material liability in respect of Taxes of Blocker.

(d) Except with respect to consolidated, combined or similar groups the common parent of which is AT&T, Inc., a Delaware corporation (the “AT&T Consolidated Group”), Blocker does not have any material liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(e) Blocker is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement (other than, in each case, (i) agreements solely between Blocker and its wholly-owned Subsidiaries, (ii) agreements solely among the members of the AT&T Consolidated Group or (iii) commercial Contracts the primary purpose of which is not the indemnification or sharing of Taxes (Contracts described in clause (iii), “Commercial Tax Agreements”)).

(f) There are no Encumbrances for material Taxes upon any of the assets or properties of the Blocker, except for Permitted Encumbrances.

(g) Blocker has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) Blocker will not be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in (or improper use of a) method of accounting by Blocker on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed by or in respect of Blocker on or before the Closing Date; (iii) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) in existence with respect to Blocker on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made by Blocker on or prior to the Closing Date; or (v) a prepaid amount received by Blocker on or prior to the Closing Date.

(i) Blocker has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j) Blocker is, and has been at all times since July 28, 2021, treated as a corporation for U.S. federal and applicable state and local income tax purposes.

Nothing in this Section 4.6 or otherwise in any Transaction Document (other than clauses (d), (h) or (i)) shall be construed as a representation or warranty with respect to (i) the amount or availability in any Post-Closing Tax Period of any net operating loss, capital loss or other Tax asset or attribute arising in a Pre-Closing Tax Period, or (ii) any method of Tax accounting in respect of any Post-Closing Tax Period.

Section 4.7 Brokers and Finders. Neither AT&T nor Blocker has employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, except that AT&T has engaged Goldman, Sachs & Co. LLC as its financial advisor in connection with the Transactions.

Section 4.8 Affiliate Agreements. Except (a) as set forth on Section 4.8 of the AT&T Disclosure Letter (the “Surviving Affiliate Arrangements”) and (b) for any loans or other indebtedness, guarantees, Contracts or other arrangements terminated or released in full by Closing in accordance with Section 6.13 or Section 6.14(b), there are no loans or other indebtedness, guarantees, Contracts or other arrangements between Blocker, on the one hand, and AT&T or Affiliate of AT&T (other than the Company and its Subsidiaries), on the other hand (each, an “Affiliate Agreement”).

Section 4.9 No Other Representations or Warranties.

(a) AT&T acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 7.3(d) of this Agreement, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions, Buyer, each Buyer

Ancillary Counterparty or with respect to the accuracy or completeness of any other information provided, or made available, to AT&T or any of its Subsidiaries or their respective Affiliates in connection with the Transactions and AT&T has not relied on any representation or warranty other than those expressly set forth in this Agreement, the Ancillary Agreements and the certificate delivered pursuant to Section 7.3(d) of this Agreement. Without limiting the generality of the foregoing sentence, AT&T acknowledges and agrees that it has not relied on any other information provided, or made available, to AT&T or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that neither Buyer nor any of its Affiliates or any other Person shall be subject to any liability to AT&T or any other Person resulting from (i) any misrepresentation or omission by Buyer or its Affiliates or any other Person with respect to such information or (ii) AT&T’s use of, or the use by any of its Affiliates or any other Person of, any such information, unless any such information is expressly and specifically included in a representation or warranty set forth in this Agreement, the Ancillary Agreements or the certificate delivered pursuant to Section 7.3(d) of this Agreement.

(b) AT&T expressly disclaims any express or implied representation or warranty with respect to AT&T, Blocker or the Blocker Units (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions other than those expressly set forth in ARTICLE IV (as qualified by the AT&T Disclosure Letter).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to AT&T as follows, as of the date of this Agreement and the Closing:

Section 5.1 Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the business conducted by it requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or, except in the case of clause (b) where the failure to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Authority; Approval. Buyer and each Buyer Ancillary Counterparty has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary organizational action on the part of Buyer. The execution, delivery and performance of each of the Ancillary Agreements to which Buyer and each Buyer Ancillary Counterparty is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Buyer or the applicable Buyer Ancillary Counterparty and, when executed and delivered by AT&T and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer and each such Buyer Ancillary Counterparty enforceable against such party pursuant to its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Governmental Filings; No Violations.

(a) Other than the Required Approvals, no notices, reports or other filings are required to be made by Buyer with, nor are any Permits required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by Buyer and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not, and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) the certificate of incorporation, bylaws or comparable governing documents of Buyer, (ii) any Contract (not terminable for convenience by the counterparty thereto on 90 days’ notice or less) binding upon Buyer or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Ancillary Agreements) compliance with the Required Approvals, any Law to which Buyer is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have, a Buyer Material Adverse Effect.

Section 5.4 Litigation.

(a) As of the Execution Date, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) As of the Execution Date, Buyer is not party to or subject to any investigation or inquiry or the provisions of any Order of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 Equity Financing. Subject to the terms and conditions set forth in the Equity Commitment Letter, as of the Closing Date, Buyer will have all of the funds necessary to pay the Upfront Consideration pursuant to Section 2.2(a) hereunder.

(a) The Equity Commitment Letter provides that AT&T is an express third party beneficiary thereto, solely for the purpose of seeking, and is entitled to seek, specific performance of Buyer’s right to cause the Commitment (as defined in the Equity Commitment Letter) to be funded thereunder (but in such case only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the Equity Commitment Letter) and for no other purpose and, in connection therewith, AT&T has the right to an injunction, or other appropriate form of specific performance or equitable relief, to cause Buyer to cause, or to directly cause, the Equity Financing Source to fund, directly or indirectly, the Equity Commitment as, and to the extent permitted by, the Equity Commitment Letter, in each case, when all of the conditions to funding the Equity Commitment set forth in the Equity Commitment Letter have been satisfied.

(b) The Equity Commitment Letter is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each other party thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, in full force and effect, and has not been amended, modified, withdrawn, terminated or rescinded in any respect. Buyer and its Affiliates have not taken any action, and, as of the Execution Date, no other event has occurred which (with or without notice, lapse of time or both) would, or would reasonably be expected to, (i) constitute a breach or default thereunder on the part of Buyer or (ii) result in the failure of any condition to the Equity Financing. As of the Execution Date, there are no other contracts, side letters, other written agreements, arrangements, conditions precedent, contingencies or other provisions relating to the funding of the Transactions, to which Buyer or any of its Affiliates is a party, that would adversely affect the Equity Financing Source’s ability to perform its obligations under the Equity Commitment Letter, other than as expressly set forth in the Equity Commitment Letter. Except as expressly set forth in the Equity Commitment Letter, there are no, and no party to the Equity Commitment Letter has any right to impose, and Buyer has no obligation to accept, conditions precedent to the obligation of the Equity Financing Source to provide the Equity Financing or any contingencies that would permit the Equity Financing Source to reduce the total amount of Equity Financing. As of the Execution Date, Buyer does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied on a timely basis or that the Equity Financing will not be available to Buyer on the date on which the Closing should occur pursuant to Section 3.1.

(c) The Equity Financing Source has the financial capacity to pay and perform its obligations under the Equity Commitment Letter, and all funds necessary to fulfill its obligations under the Equity Commitment Letter will be available to the Equity Financing Source when the Upfront Consideration is due pursuant to this Agreement as long as the Equity Commitment Letter remains in effect. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates, including any Equity Financing, be a condition to the consummation of the Closing.

Section 5.6 Brokers and Finders. Buyer has not employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

Section 5.7 Solvency. Assuming (a) the satisfaction of the conditions set forth in ARTICLE VII hereof and (b) the accuracy of the representations and warranties of AT&T and Blocker contained in ARTICLE IV hereof, immediately after consummating the Transactions, Buyer and its Subsidiaries (including the Company), on a consolidated basis, (i) will be able to pay their respective debts as they become due and matured in the ordinary course of business, (ii) shall own property having a fair saleable value, on a going concern basis, greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent Liabilities) as they become due and matured in the ordinary course of business and (iii) will not have an unreasonably small amount of capital to for the business in which they are engaged. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company. In connection with the Transactions, Buyer has not incurred, nor does it plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.8 No Other Representations or Warranties. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (as qualified by the AT&T Disclosure Letter), the Ancillary Agreements and the certificate delivered pursuant to Section 7.2(e) of this Agreement, neither AT&T nor any other Person has made any express or implied representation or warranty with respect to the Transactions, AT&T or Blocker or the Blocker Units (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and Buyer has not relied on any representation or warranty other than those expressly set forth in this Agreement (as qualified by the AT&T Disclosure Letter), the Ancillary Agreements and the certificate delivered pursuant to Section 7.2(e) of this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Business.

(a) During the period from the Execution Date until the Closing, except (v) as set forth in Section 6.1 of the AT&T Disclosure Letter, (w) as otherwise required by or provided for in this Agreement (including the INVIDI Contribution or Pre-Closing Reorganization), (x) as required by a Governmental Entity or applicable Law, or (y) as approved by Buyer in writing (such approval not to be unreasonably conditioned, withheld or delayed), Blocker shall, and AT&T shall cause Blocker to, (1) use commercially reasonable efforts to conduct its business in the Ordinary Course in all material respects and (2) not:

(i) (A) make any declaration or payment of any non-cash dividend or other non-cash distribution with respect to any of its capital stock or other equity interests; (B) repurchase, redeem, or otherwise acquire or cancel any of Blocker’s capital stock or other equity interests; or (C) reclassify or amend the terms of issue with respect to Blocker’s capital stock or other equity interests, or issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or equity rights to purchase any capital stock or other equity interests of Blocker to any Person (other than AT&T);

(ii) acquire (by merger, consolidation, acquisition of Equity Interests or assets, or otherwise) any corporation, partnership, limited liability company, other business organization or division thereof or any equity interest therein;

(iii) enter into any line of business unrelated to the business conducted by Blocker, the Company, and its Subsidiaries as of the date hereof or discontinue any material line of business or any material business operations;

(iv) authorize or effect any amendment to or otherwise change the certificate of incorporation, bylaws or other organizational documents of Blocker;

(v) make any investment in another Person, other than investments in the Company or wholly owned Subsidiaries of the Company;

(vi) create or incur any material Encumbrance on the assets of Blocker that would not be released at or prior to Closing other than Permitted Encumbrances;

(vii) adopt a plan or agreement of complete or partial liquidation, dissolution, reorganization, or merger;

(viii) deposit any Blocker Units or Company Equity Securities into a voting trust or enter into a voting agreement or arrangement with respect to any Blocker Units or Company Equity Securities or grant any proxy with respect thereto;

(ix) make any changes with respect to material accounting policies or procedures of Blocker, other than changes as may be initiated by AT&T with respect to AT&T’s ultimate parent’s business generally and other than as may be required to conform to GAAP or by applicable Law;

(x) except in the Ordinary Course and solely with respect to Blocker or any New Blocker Subsidiaries, (A) amend any material Tax Return, (B) make, change or revoke any material Tax election or settle or compromise any material income Tax liability, (C) settle any audit, assessment, dispute, proceeding or investigation in respect of a material amount of Taxes (to the extent such action could be reasonably expected to affect Tax periods after the Closing), (D) surrender any right to claim a material Tax refund, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (F) enter into any material Contract in respect of Taxes with any Governmental Entity, (G) elect any material method of accounting for Tax purposes, (H) change any method of accounting for Tax purposes or (I) change any annual Tax accounting period, in each case, other than as required by applicable Law; and except with respect to any consolidated, unitary, combined or similar Tax Returns, including any Combined Tax Returns (other than such Tax Returns relating solely to Blocker and one or more New Blocker Subsidiaries);

(xi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, fail to maintain, abandon or allow to lapse or expire or otherwise dispose of any material assets or properties of Blocker, including Blocker Units, except for sales or other dispositions of obsolete assets;

(xii) other than in the Ordinary Course, assign, transfer, forfeit, cancel, fail to renew, or fail to extend or defend any material Communications License or other material Permit, or take any action or pay any fee necessary to maintain such material Communications License or other material Permit;

(xiii) commence any Action or compromise or settle any Action (A) if the amount payable in connection therewith would be required to be paid on or after the Closing Date, (B) that would restrict the future activity or conduct of Blocker, the Company or any of its Subsidiaries in the conduct of their business, or (C) that would result in a finding or admission of a violation of Law or violation of the rights of any Person; or

(xiv) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary set forth herein, Buyer acknowledges that (i) AT&T and its Affiliates may, prior to the Closing, effect the Pre-Closing Reorganization and INVIDI Contribution and (ii) the foregoing limitations of this Section 6.1 shall not apply to, or restrict the activities or operations of, Blocker with respect to the Excluded Assets and Excluded Liabilities.

(c) During the period from the Execution Date until the Closing, except (x) as otherwise required by this Agreement (including the Pre-Closing Reorganization, the Debt-Financed Distribution and the INVIDI Contribution), (y) [***], or (z) as required by a Governmental Entity or applicable Law, the Company shall (i) use commercially reasonable efforts to conduct the Business in the Ordinary Course in all material respects, (ii) use, to the extent consistent with clause (i), commercially reasonable efforts to preserve the Business intact, maintain the Business as a going concern, and maintain existing relations with Governmental Entities and other third parties, including customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees and business associates, (iii) make distributions to Blocker and TPG VIII Merlin (including Company Tax Distributions) in the Ordinary Course in accordance with the Company Operating Agreement, and (iv) not (1) accelerate or delay the collection of or discount any accounts receivable, (2) accelerate or delay the payment of accounts payable or defer expenses, (3) reduce inventories, (4) incur or repay indebtedness or (5) otherwise increase cash on hand, except in each case, in the Ordinary Course.

Section 6.2 Access and Information. Subject to applicable Antitrust Law, upon reasonable advance notice, AT&T shall, and shall cause its Subsidiaries to, afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its books, records and work papers to the extent (x) relating to Blocker or the Business Assets and (y) reasonably required to prepare for the consummation of the Transactions and the ownership of the Business Assets following the Closing; provided, that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any AT&T Representation; provided, further, that the foregoing requirements shall not require AT&T (a) to permit any inspection, or to disclose any information, that would violate any of its obligations with respect to confidentiality, (b) to disclose any privileged information of the AT&T or any of its Subsidiaries or (c) to disclose any consolidated, unitary, combined or similar Tax Returns (or related work papers and communications) including AT&T or any of its Subsidiaries (other than such Tax Returns relating solely to Blocker or the Business Assets) or other Tax information that does not solely relate to Blocker or the Business Assets; provided, that in the case of clauses (a) and (b), AT&T shall provide Buyer’s officers and other authorized representatives with information to the maximum extent possible and notify Buyer in writing the nature of any information or documents withheld. All requests for information made pursuant to this Section 6.2 shall be directed to Persons designated by AT&T. All such information shall be held confidential and treated as “Confidential Information” in accordance with the terms of the Company Operating Agreement.

Section 6.3 Cooperation and Efforts to Consummate Transactions; Status Updates.

(a) Cooperation and Efforts to Consummate the Transactions. On the terms and subject to the conditions set forth herein, from the Execution Date to the Closing, AT&T and Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable.

(b) Status Updates. Subject to applicable Law and as required by any Governmental Entity, AT&T and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by Buyer or AT&T, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Entity with respect to the Transactions and the transactions contemplated by the Ancillary Agreements.

Section 6.4 Regulatory Filings/Approvals.

(a) Submission of Filings and Notices.

(i) Exchanging Information. AT&T and Buyer shall each, upon request by the other, furnish the other with all information (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” and “antitrust counsel only” basis) concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, AT&T or any of their respective Affiliates to any Governmental Entity in connection with the Transactions.

(ii) Initial Submissions. Subject to Section 10.5, AT&T and Buyer shall, and shall cause their respective Affiliates to, prepare and file as promptly as reasonably practicable all documentation to effect all necessary or advisable notices, reports and other filings and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from any Governmental Entity (including any filings with State and Local Operating Authorities with jurisdiction to grant or otherwise oversee state and local operating authority for businesses offering video and audio services) in order to consummate the Transactions or operate the Business from and after the Closing.

Without limiting the foregoing sentence, each of AT&T and Buyer shall, and shall cause their respective Affiliates to, make, or cause the applicable Person to make, its respective filing pursuant to (A) the HSR Act, if applicable, with respect to the Transactions, and (B) all applications required to be filed with respect to the FCC Licenses, in each case, as promptly as reasonably practicable after the Execution Date (and in any event no later than 14 days after the Execution Date) and [***]; provided, that any failure to make such filings within 14 days after the Execution Date shall not constitute a breach of this Agreement so long as such filings are made as promptly as reasonably practicable thereafter; provided, further, that 21 days after the Execution Date, so long as [***].

(iii) Subsequent Submissions. Subject to Section 10.5, AT&T and Buyer shall promptly provide all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions, which may include re-submission of notices, reports and other filings in order to consummate the Transactions or operate the Business from and after the Closing while [***] is pending.

(b) Conduct of Interactions with Governmental Entities. Notwithstanding any other provisions of this Agreement, AT&T and Buyer shall (i) jointly determine timing and strategy and be jointly responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, and (ii) jointly coordinate all activities with respect to seeking any Permits or State and Local Operating Authority of any Governmental Entity under any U.S. or non-U.S. Antitrust Laws and the Communications Laws. Buyer and AT&T shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” and “antitrust counsel only” basis) and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Buyer and AT&T, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction, provided, however, that in the event of any disagreement between AT&T and Buyer with respect to the matters described in the foregoing clause (i) or (ii), AT&T and Buyer shall cooperate and consult with one another and seek to resolve such disagreement reasonably and in good faith. In exercising the foregoing rights, Buyer and AT&T shall act reasonably and as promptly as practicable. Neither AT&T nor Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting or substantive communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(c) Remedies. The Parties understand and agree that the reasonable best efforts of AT&T and Buyer pursuant to Section 6.3 shall be deemed to include proposing, negotiating, offering to agree to, agreeing to or effecting such conditions, commitments or restrictions on or related to the conduct of the Business (including amendments to or waivers of provisions of any agreement among any or all of the Parties that relate to the Business) as are necessary or proper to cause the expiration or termination of the applicable waiting periods or approval required under any Antitrust Law or the Communications Act or to avoid a suit by a Governmental Entity seeking to enjoin the Transactions pursuant to any Antitrust Law or the Communications Act; provided that no Party shall be required to agree to any conditions, commitments or restrictions that, individually or in the aggregate, would reasonably be expected to adversely impact the assets, business, expected results of operation or financial condition of the Company, taken as a whole, or the Business (the occurrence thereof, a “Company Substantial Detriment”). Notwithstanding anything to the contrary set forth herein, none of the Parties’ obligations shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of, or holding separate (through the establishment of trust or otherwise) of its (or any of its Affiliates’) assets, businesses or any portion thereof; or (ii) otherwise taking or committing to take actions that limit its or its Affiliates’ freedom of action with respect to, or its ability to consolidate, control and retain, one or more of its or its Affiliates’ businesses, product lines or assets.

(d) Coordination with Section 6.6. Notwithstanding anything to the contrary, this Section 6.4 shall not apply with respect to any communications with a Governmental Entity concerning Taxes, which shall be exclusively governed by Section 6.6 and Exhibit C.

Section 6.5 Third Party Consents. Except with respect to filings and approvals with Governmental Entities (which are addressed in Section 6.4), on the terms and subject to the conditions set forth herein, AT&T and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective commercially reasonable efforts to obtain any Consents required from third parties in connection with the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements at or prior to the Closing. In no event shall any Party (or any of their respective Affiliates) other than Buyer be required to make any payment, incur any liability, commence any litigation or make any concession to obtain any Consents of third parties contemplated by this Section 6.5.

Section 6.6 Tax Matters.

(a) Post-Closing Actions. Except as expressly provided in this Agreement, without the prior written consent of AT&T (such consent not to be unreasonably withheld, conditioned or delayed), after the Closing, neither Buyer nor any of its Affiliates (including Blocker and its Subsidiaries) shall (i) make any election under Sections 338 or 336 of the Code or under Treasury Regulations Section 1.1502-36(d) in respect of Blocker or the Transactions, (ii) with respect to a Pre-Closing Tax Period in respect of Blocker, (1) amend, re-file, revoke or otherwise modify any Tax Return, (2) file any Tax Return for a Pre-Closing Tax Period in a manner inconsistent with the past practices of Blocker, (3) file any type of Tax Return in a jurisdiction in which Blocker or any of its Subsidiaries has not historically filed such type of Tax Returns, (4) make or modify any Tax election with retroactive effect to any Pre-Closing Tax Period, (5) extend or waive the statute of limitations with respect to the collection or assessment of Taxes or with respect to any Tax Return (other than as a result of obtaining extensions of time to file that are automatically granted), (6) enter into any voluntary disclosure agreement or similar proceedings with respect to Taxes, (7) enter into, request or otherwise initiate any discussions regarding any agreements or ruling from any applicable Governmental Entity, (iii) surrender or abandon a claim for Tax Refunds to which AT&T is entitled under Section 6.06(d) this Agreement, or (iv) take any action that would reasonably be expected to affect clauses (ii) through (iv) of the definition of “Intended Tax Treatment”. Blocker and Buyer (to the extent applicable) shall make a timely election to apply Rev. Proc. 2011-29 with respect to any success-based fees within the scope of such Rev. Proc. paid by Blocker in connection with the Transaction. AT&T and Buyer agree: (x) to treat all such deductible items with respect to such success-based fees that accrue on or prior to the Closing Date as being deductible by Blocker on (or prior to) the Closing Date to the extent supportable at a “more likely than not” (or higher) level of comfort (as determined by the applicable Tax Return preparer that is a “Big 4” accounting firm), (y) not to utilize the “next day rule” in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or non-U.S. Law) with respect to such deductions; and (z) that no election shall be made by any Party under Treasury Regulations Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by Blocker. For the avoidance of doubt, nothing in the preceding sentence shall be construed as prohibiting the Company or any of its Subsidiaries from making an election described in Section 6226 of the Code (or any similar provisions of state, local or non-U.S. Law) (it being understood and agreed that any liabilities imposed on Blocker as a result of any such election made after the Closing Date will be treated as Taxes imposed on Blocker that will not be subject to the Tax-related indemnification obligation of AT&T under Section 8.2). In furtherance of the foregoing, each Party will use commercially reasonable efforts to mitigate any Loss with respect to Pre-Closing Taxes for which a Party has an indemnification obligation to another Party pursuant to this Agreement.

(b) Straddle Period Taxes and Certain Other Matters. For all purposes of this Agreement, in the case of a Straddle Period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income, gross or net sales, payments or receipts (including any Income Taxes), including payroll, employment or similar Taxes, deemed equal to the amount that would be payable if the taxable period ended on the Closing Date and (ii) in the case of all other Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; provided, any actions (except for such actions expressly contemplated by the Transaction Documents) taken by or at the direction of Buyer or any actions taken outside the Ordinary Course by Blocker, in each case, on the Closing Date following the Closing shall be deemed to have occurred on the day after the Closing Date. In the case of clause (i) of the preceding sentence, (x) the portion of exemptions, credits, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be the amount of such exemptions, credits, allowances or deductions multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (y) the taxable year of the Company, Merlin Manager and INVIDI, and any Subsidiary of any of them that is a “controlled foreign corporation” or “passive foreign investment company” for U.S. federal income Tax purposes, will, in each case, be deemed to close at the close of the Closing Date.

(c) Tax Returns of Blocker.

(i) AT&T Consolidated Group Returns. Notwithstanding anything to the contrary in any Transaction Document, AT&T shall have sole responsibility for the preparation of any consolidated, combined, affiliated or unitary Tax Return that includes Blocker and AT&T or any of its Affiliates (each, a “Combined Tax Return”) and in no event will AT&T or any of its Subsidiaries or Affiliates be required to provide any information (including work papers) relating to, or a copy of, any Combined Tax Return (other than information relating solely to Blocker, the Company, Merlin Manager, INVIDI and/or their Subsidiaries).

(ii) Blocker Pre-Closing Tax Returns. AT&T shall have the right to prepare all Tax Returns of Blocker for any Pre-Closing Tax Period or Straddle Period (excluding Combined Tax Returns), the initial due date of which (taking into account any applicable extensions) is after Closing (the “Seller-Prepared Tax Returns”). Except as provided for in this Agreement or as required by Law, AT&T shall prepare the Seller-Prepared Tax Returns in a manner consistent with the past practice of Blocker. AT&T shall provide Buyer with a draft of each such Seller-Prepared Tax Return (i) in the case of Seller-Prepared Tax Returns filed on an annual (or longer) basis, no later than thirty (30) days prior to the due date for filing thereof (taking into account any applicable extensions) and (ii) in the case of all other Seller-Prepared Tax Returns, as soon as reasonably practicable prior to the due date for filing such Tax Return (taking into account any applicable extensions) for review and approval (not to be unreasonably withheld, conditioned or delayed). If Buyer and Seller cannot resolve any contested items on a Seller-Prepared Tax Return, such items shall be referred to the Accounting Expert and the provisions of Section 2.3(b) shall apply, mutatis mutandis. Following such approval (or the resolution of any remaining items by the Accounting Expert), Buyer shall cause Blocker to timely file all Seller-Prepared Tax Returns as prepared by AT&T and approved by Buyer (or as resolved by the Accounting Expert).

(d) Tax Refunds. From and after the Closing Date, AT&T shall be entitled to be paid the amount of any refunds or credits received or realized in cash or as a credit in lieu thereof, from a Governmental Entity by Buyer and Blocker in respect of Pre-Closing Taxes or Special Taxes that are actually paid prior to the Closing or indemnified by AT&T pursuant to Section 8.2, in each case along with any interest paid by the relevant Governmental Entity with respect thereto (each, a “Tax Refund”); provided that, (i) the amount of any Tax Refund shall be net of any Taxes or other costs of Buyer and its Affiliates attributable to obtaining, receiving, distributing or paying over such Tax Refund, and (ii) AT&T shall not be entitled to the amount of any Tax Refund to the extent such Tax Refund (x) arises as the result of a carryback of a loss or other Tax benefit arising in a Post-Closing Tax Period or (y) is required to be paid over to a third party pursuant to a Contract in existence prior to the Closing (other than this Agreement). Buyer shall pay to AT&T the amount of any Tax Refund to which AT&T is entitled pursuant to this Section 6.6(d) within five (5) Business Days after receipt or, in the case of a tax credit, the utilization of such tax credit to offset a Tax otherwise then due, thereof. At the request of AT&T, Buyer shall use its commercially reasonable efforts (including by carrying back any available Tax attributes from a Pre-Closing Tax Period into an earlier Pre-Closing Tax Period to generate Tax Refunds to the extent permitted by Law) to realize any Tax Refund giving rise to amounts payable for the benefit of AT&T under this

Section 6.6(d) and to cooperate with AT&T in obtaining such Tax Refunds. To the extent any Refund paid to AT&T is subsequently disallowed or required to be returned to the applicable Governmental Entity, AT&T agrees to promptly repay the amount of such Tax Refund, together with applicable interest and penalties, if any, to Buyer or its designee.

(e) Tax Claims.

(i) AT&T Consolidated Group. Notwithstanding anything to the contrary herein, AT&T shall have sole control of any Action with respect to any Combined Tax Return or any Taxes of the AT&T Consolidated Group (a “Combined Group Audit”) and in no event will AT&T or any of its Subsidiaries or Affiliates be required to provide any information (including work papers) relating to, or a copy of, any Combined Group Audit (other than information relating solely to Blocker, the Company, Merlin Manager, INVIDI and/or their Subsidiaries).

(ii) Within ten (10) Business Days following Buyer’s or Blocker’s receiving written notice of any Action with respect to Pre-Closing Taxes for which AT&T would reasonably be expected to have liability under Section 8.2 or otherwise by operation of Law (each, a “Pre-Closing Tax Claim”) shall give AT&T reasonably prompt written notice (a “Pre-Closing Tax Claim Notice”) of any such claim, describing in reasonable detail the claim, the amount of such claim (if known and quantifiable) and the basis thereof and including copies of all applicable documents relating to such claim. The failure of Buyer and its Affiliates (including the Blocker and its Subsidiaries) to timely provide a Pre-Closing Tax Claim Notice to AT&T pursuant to this Section 6.6(e)(ii) shall not relieve AT&T of any liability that AT&T may have to any Person pursuant to this Agreement except to the extent AT&T is actually and materially prejudiced by such delay.

(iii) AT&T shall have the right to control the defense, appeal, or settlement of any Pre-Closing Tax Claim; provided, that except as provided in Section 6.6(e)(i), (i) Buyer shall have the right to participate, at Buyer’s own cost and expense, in all material respects in defending against any such Pre-Closing Tax Claim, (ii) AT&T shall consult Buyer concerning the conduct of such Pre-Closing Tax Claim, (iii) AT&T shall keep Buyer reasonably informed of the progress of any such Pre-Closing Tax Claim, (iv) AT&T shall provide Buyer with a reasonable opportunity to comment on any written materials prior to their submission and accept any reasonable comments made by AT&T with respect thereto, (vi) a representative of Buyer, at Buyer’s own cost and expense, shall be entitled to be present at all meetings with the relevant Tax authority and all other proceedings, and (vii) AT&T shall not settle, compromise or abandon any Pre-Closing Tax Claim without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed). These principles in this clause (e) shall apply mutatis mutandis to any Special Tax Audit to the extent Buyer could otherwise control such Special Tax Audit.

(f) Cooperation on Tax Matters. Buyer, Blocker and AT&T shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.6 and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include using commercially reasonable efforts to retain and (upon the other party request) provide records and information which are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Blocker and AT&T agree to use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Blocker relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or AT&T, any extensions thereof) of the respective taxable periods, and to use commercially reasonable efforts to abide by all record retention agreements entered into with any taxing authority. Notwithstanding anything to the contrary, nothing in this Section 6.6 shall be construed so as to give Buyer or any of its Affiliates (including Blocker and its Subsidiaries) any rights with respect to any Combined Tax Returns or Combined Group Audits (other than information relating solely to Blocker, the Company, Merlin Manager, INVIDI and/or their Subsidiaries).

(g) Transfer Taxes. All sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be equally borne by Buyer and AT&T. All Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The Parties shall cooperate in the preparation of any such filings, reports or returns with respect to Transfer Taxes.

(h) Coordination with Merlin LLCA.

(i) Except as set forth in this Section 6.6, Tax matters governed by the Merlin LLCA shall continue to be governed by the Merlin LLCA. Notwithstanding the preceding sentence, neither Buyer nor any of its Affiliates (including Blocker and its Subsidiaries) shall take (or fail to take) any action pursuant to the Merlin LLCA that is inconsistent with the Purchase Agreement.

(ii) The Parties hereby agree that the INVIDI Contribution will result in a “revaluation” of the assets of the Company and the capital accounts of the members of the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In connection with such revaluation, Kroll (or another nationally recognized valuation firm to be agreed upon by the Parties) will perform a valuation of the assets owned by the Company or any of its applicable Subsidiaries as of the date of the INVIDI Contribution and such valuation will be in form and substance reasonably acceptable to both Buyer and AT&T. For the avoidance of doubt, such valuation shall not be construed as determining the implied equity value of the Company for purposes of Section 1.2. Subject to the receipt of a “should”-level (or higher) written an opinion from Gibson Dunn (or other nationally recognized law or accounting firm approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed)) that is in form and substance reasonably satisfactory to the Company and its Tax Return preparers and auditors that such allocation is permitted under Section 752 of the Code and Treasury Regulations Section 1.752-3, the Company will, for purposes of Section 752 of the Code, allocate its liabilities in connection with such INVIDI Contribution in accordance with the methodology described in such opinion, it being understood, for the avoidance of doubt, that AT&T will bear the costs associated with the opinion, provided that, upon the request of AT&T, Buyer will bear up to $100,000 of such costs. AT&T shall be entitled to exercise the rights of Blocker under the Merlin LLCA with respect to any Tax Returns or Actions for which AT&T would reasonably be expected to have liability under Section 8.2.

(i) Intended Tax Treatment. For all U.S. federal (and relevant state and local) Income Tax Purposes, the Parties intend that (i) the Debt-Financed Distribution is a distribution described in Section 731(a) of the Code (and similar provisions of state and local Law), (ii) the Blocker will be allocated for purposes of Section 752 of the Code an amount of incremental liabilities incurred to finance the Debt-Financed Distribution at least equal to Blocker’s share of the Debt-Financed Distribution, (iii) the purchase contemplated by this Agreement is a sale by AT&T of the stock of Blocker to Buyer, and (iv) other than with respect to stated interest/coupon and imputed interest, all payments made under the Seller Note are payments in consideration of the purchase described in clause (iii) (each and collectively, the “Intended Tax Treatment”). The Parties shall not take any position inconsistent with the Intended Tax Treatment described in this Section 6.6(i) except to the extent required by a “determination” within the meaning of Section 1313(a)(1) of the Code (and similar provisions of state and local Law).

(j) Tax Sharing Agreements. Any and all existing Tax sharing, Tax indemnification or Tax allocation agreements or arrangements (other than Commercial Tax Agreements, and excluding, for the avoidance of doubt, this Agreement and the Merlin Contribution Agreement), written or unwritten, between any member of the AT&T Consolidated Group, AT&T or any of its Affiliates (other than, for the avoidance of doubt, Blocker, the Company, Merlin Manager, INVIDI and any of their Subsidiaries) (each, an “AT&T Affiliate Member”), on the one hand, and Blocker, the Company, Merlin Manager, INVIDI and any of their Subsidiaries (each, an “Blocker Affiliate Member”), on the other hand, if not previously terminated, shall be terminated as of the Closing Date with respect to each Blocker Affiliate Member, such that no Blocker Affiliate Member shall have any further liability to AT&T or any AT&T Affiliate Member and neither AT&T nor any AT&T Affiliate Member shall have any further liability to any Blocker Affiliate Member, without any further action by the parties thereto. Following the Closing Date, no member of the AT&T Consolidated Group, on the one hand, and Blocker Affiliate Members, on the other hand, shall have any further rights, liabilities or obligations thereunder.

(k) Certain Tax Matters. The provisions of Exhibit C are hereby incorporated by reference.

(l) Interpretation. For purposes of this Section 6.6 and Exhibit C, any references to a particular agreement (including the Merlin LLCA and the Company Operating Agreement) shall be deemed to refer to such agreement as it is in effect on the Execution Date (and, for the avoidance of doubt, without regard to any amendment to such agreement made after the Execution Date).

Section 6.7 Confidentiality.

(a) Each of Buyer and AT&T acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Company Operating Agreement, the terms of which are incorporated herein by reference in their entirety; provided, that actions taken by Buyer and AT&T to the extent necessary in order to comply with their respective obligations under Section 6.4 and Section 6.5 hereunder shall not be deemed to be in violation of this Section 6.7 or the Company Operating Agreement; provided, further that nothing in the Company Operating Agreement and this Agreement prevents the disclosure of such information to Buyer’s current and prospective direct or indirect investors (including limited partners) and actual and potential Debt Financing Sources as part of a customary arrangement of the Debt Financing, and each of their respective Representatives in the ordinary course of business consistent with past practice; provided, further, that Buyer acknowledges and agrees that from the date hereof to the Closing Date, Buyer’s current and prospective direct or indirect investors (including limited partners) and actual and potential Debt Financing Sources shall, to the extent they receive such information, be deemed to be Representatives subject to the obligations set forth in the Company Operating Agreement. Effective upon the Closing, the Company Operating Agreement shall terminate with respect to information to the extent relating to the Business and the Company.

(b) During the period commencing on the Closing Date and ending on the fifth anniversary thereof, AT&T shall, and shall cause its controlled Affiliates and Representatives to, keep confidential and not disclose to any Person documents and information, whether in written, oral or other form, concerning Buyer or any of its Affiliates (including the Company and after the Closing, Blocker), the Company or any of its Subsidiaries or the terms of this Agreement (other than to its Representatives owing them a duty of confidentiality). This Section 6.7(b) shall not apply to disclosure of information (i) relating to the conduct of AT&T’s business other than the Business, (ii) pursuant to a press release or public statement made in accordance with Section 6.8 or to the extent that such information is generally known to the public through no fault of AT&T or any of its Affiliates or Representatives, (iii) to the extent that it is required to be disclosed by applicable Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system, or subpoena, summons or legal process or (iv) in connection with the preparation and filing of any Tax Return or in the conduct or defense of any Action with respect to Taxes; provided that any such disclosure, except with respect to the matters described in clause (iv), shall to the extent permissible by Law be made after (A) consultation with Buyer and (B) allowing Buyer the reasonable opportunity to contest such disclosure and reasonably cooperating with Buyer, as requested by Buyer at Buyer’s expense.

(c) During the period commencing on the Closing Date and ending on the fifth anniversary thereof, Buyer shall, and shall cause its controlled Affiliates (including the Company and after the Closing, Blocker) and Representatives to, keep confidential and not disclose to any Person documents and information, whether in written, oral or other form, concerning AT&T or any of its Affiliates or any of their Subsidiaries or the terms of this Agreement (other than to its Representatives owing them a duty of confidentiality). This Section 6.7(c) shall not apply to disclosure of information (i) pursuant to a press release or public statement made in accordance with Section 6.8 or to the extent that such information is generally known to the public through no fault of Buyer or any of its Affiliates (including the Company and Blocker) or Representatives, (ii) to the extent that it is required to be disclosed by applicable Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system, or subpoena, summons or legal process or (iii) in connection with the preparation and filing of any Tax Return or in the conduct or defense of any Action with respect to Taxes; provided that any such disclosure, except with respect to the matters described in clause (iii), shall to the extent permissible by Law be made after (A) consultation with AT&T and (B) allowing AT&T the reasonable opportunity to contest such disclosure and reasonably cooperating with AT&T, as requested by AT&T at AT&T’s expense.

Section 6.8 Publicity. On and after the Execution Date and through the Closing Date, Buyer and AT&T each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity with respect thereto, and none of the Parties shall issue any press release or public statement without the prior written approval of Buyer and AT&T, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that in no event shall the foregoing apply to (i) any communications with employees of AT&T and its Affiliates or union representatives of AT&T and its Affiliates in connection with any collective bargaining agreement to the extent required by applicable Law, (ii) any statements, disclosures or communications that are consistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this Section 6.8 (or jointly made by AT&T and Buyer, if applicable) or to the extent that they have been reviewed and previously approved by the other Party, (iii) any communications by Buyer and its Affiliates to their and their Affiliates current and prospective direct and indirect investors in connection with the customary and ordinary course fundraising, marketing, informational or reporting activities of Buyer or its Affiliates that are consistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this Section 6.8, (iv) any communications made in connection with the preparation and filing of any Tax Return or in the conduct or defense of any Action with respect to Taxes or (v) any communications required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. Notwithstanding the foregoing, this Section 6.8 shall not apply to or in any way restrict public communications to the extent they do not address this Agreement or the Transactions.

Section 6.9 Commercial/Transition Agreements. Notwithstanding anything in the Commercial/Transition Agreements to the contrary, unless otherwise agreed to by Buyer and AT&T in writing, the Parties agree (on their own behalf and, as applicable, on behalf of each party to the Commercial/Transition Agreements) that each Commercial/Transition Agreement and Exhibit B is in full effect as of the Execution Date and will remain in full effect until the Closing Date or for such longer period as set forth in the applicable Commercial/Transition Agreement or Exhibit B (and each product or service made available to the Company or its Subsidiaries thereunder as of the Execution Date or that is otherwise reasonably necessary for the Company or its Subsidiaries to continue to operate will be provided thereunder until the Closing Date). As promptly as practicable after the Execution Date, and in any event within the earlier of 90 days of the Execution Date or the Closing, Buyer and AT&T shall cooperate and negotiate in good faith to determine the appropriate termination date of the MSA Service Schedule No. 3 (HBO Integrated Experience).

Section 6.10 Ancillary Agreements.

(a) As promptly as practicable after the Execution Date, and in any event within the earlier of 90 days of the Execution Date or the Closing, Buyer and AT&T shall use their respective reasonable best efforts to finalize the long forms of the Ancillary Agreements, including the Separation and Services Agreement as described in this Agreement and the term sheet attached as Exhibit B and the Seller Note as described in the term sheet attached as Exhibit A, including to complete any schedules, annexes or exhibits thereto (the “Long Form Agreements”). The Parties acknowledge and agree that the Ancillary Agreements form an integral part of this Agreement and the Transactions and each Party will commit the requisite time and resources (and bear the related expenses consistent with Section 10.5) of its applicable Representatives as necessary or advisable to finalize the Ancillary Agreements. Notwithstanding the foregoing or anything to the contrary set forth herein, the reasonable best efforts standard set forth in this Section 6.10 shall not be deemed to require AT&T, Blocker, the Company or its Subsidiaries, or Buyer to accept any economic or other terms or conditions that are adverse to any of AT&T, Blocker, the Company or its Subsidiaries, or Buyer other than (i) such terms and conditions that are adverse to any of AT&T, Blocker, the Company or its Subsidiaries, or Buyer in any de minimis respect (as measured with respect to and in the context of the applicable Ancillary Agreement) or (ii) in the case of the Seller Note or the Separation and Services Agreement, such terms and conditions set forth in Exhibit A or Exhibit B, as applicable, attached hereto.

(b) At the Closing, Buyer shall execute and deliver each Long Form Agreement, and AT&T shall, and shall cause each of Blocker and AT&T’s Affiliates to, execute and deliver each Long Form Agreement to which it is a party (in each case, to the extent a Long Form Agreement has been agreed); provided that if any Long Form Agreement is not finalized by the Closing, the term sheet attached as Exhibit A or Exhibit B, as applicable, shall be the operative Seller Note or Separation and Services Agreement at the Closing (any such agreement for which a Long Form Agreement is not finalized, a “Non-Finalized Agreement”).

Section 6.11 Patent Assignment Agreement. As promptly as practicable after the Execution Date, and in any event within the earlier of 90 days of the Execution Date or the Closing, Buyer and AT&T will cooperate and negotiate in good faith to determine whether AT&T’s and its Affiliates’ rights, title, and interests in and to the patents and patent applications set forth on Exhibit D (“Assigned Patents”) would be assigned to DIRECTV, LLC or Buyer’s designee. Following the Execution Date, and for so long as AT&T and its Affiliates own the Assigned Patents, at least thirty (30) days prior to any abandonment by AT&T or any of its Affiliates of any Assigned Patents, AT&T will notify Buyer in writing of such abandonment and, upon Buyer’s request, assign such Assigned Patents to DIRECTV, LLC or Buyer’s designee, at no cost.

Section 6.12 Reserved.

Section 6.13 Termination of Affiliate Agreements. Except as directed by Buyer in writing to AT&T prior to the Closing and except for the Surviving Affiliate Agreements and Commercial/Transition Agreements, at or prior to the Closing, all Affiliate Agreements shall, notwithstanding any terms thereof to the contrary, automatically and without any further action be terminated and be of no further force and effect, in each case with respect to Blocker, such that Blocker shall have no further liability to AT&T or any Affiliate of AT&T and neither AT&T nor any Affiliate of AT&T shall have any further liability to Blocker.

Section 6.14 Release.

(a) Effective as of the Closing, Buyer, on behalf of itself and its Subsidiaries (including the Company and Blocker) and its and their respective successors, assigns, Representatives, administrators, executors, beneficiaries, agents and its controlled Affiliates (collectively, the “Buyer Releasing Persons”), hereby unconditionally and irrevocably waives, releases, remises and forever discharges any rights, claims and Losses of any type that any Buyer Releasing Person has had, now has or might now or hereafter have against, as applicable, AT&T and its Affiliates (excluding Blocker and the Company) and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (collectively, the “Seller Released Persons”) in respect of, relating to or arising in connection with (x) such Seller Released Persons’ ownership of Blocker Units or equity interests in the Company which existed on or prior to the Closing Date, or (y) the Business contemporaneously with or prior to the Closing, except: (i) for rights, claims and Losses under any Commercial/Transition Agreement or any Surviving Affiliate Agreement or arising from and after the Execution Date under the terms of this Agreement or any Ancillary Agreement, (ii) as otherwise expressly contemplated by the terms of this Agreement, any Ancillary Agreement, any Commercial/Transition Agreement or any Surviving Affiliate Agreement, (iii) in the case of Fraud, or (iv) any bona fide rights, claims and Losses that are notified in good faith to a Seller Released Person in writing by a Buyer Releasing Person prior to the Closing; provided, that no rights, claims and Losses arising under any Ancillary Agreement or any arrangements not contemplated to be terminated at the Closing pursuant to the terms hereof are waived, released, remised or discharged pursuant to this Section 6.14. Buyer, on behalf of the Buyer Releasing Persons, acknowledges that the releases and waivers in this Section 6.14 have been agreed upon and given in light of such facts and that the releases and waivers are intended to apply to all claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants.

(b) Effective as of the Closing, AT&T, on behalf of itself and its successors, assigns, Representatives, administrators, executors, beneficiaries, agents and its controlled Affiliates (collectively, the “Seller Releasing Persons”), hereby unconditionally and irrevocably waives, releases, remises and forever discharges any rights, claims and Losses of any type that any Seller Releasing Person has had, now has or might now or hereafter have against, as applicable, Buyer, Blocker, the Company, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (collectively, the “Buyer Released Persons”) in respect of, relating to or arising in connection with such Seller Releasing Persons’ ownership of the Blocker Units which existed on or prior to the Closing Date, except: (i) for rights, claims and Losses under any Commercial/Transition Agreement or any Surviving Affiliate Agreement or arising from and after the Execution Date under the terms of this Agreement or any Ancillary Agreement, (ii) as otherwise expressly contemplated by the terms of this Agreement, any Ancillary Agreement, any Commercial/Transition Agreement or any Surviving Affiliate Agreement, (iii) for rights to indemnification, exculpation or advancement of expenses under any employment or under the organizational documents of any Buyer Released Person, in each case existing as of the date hereof, of (x) Blocker in respect of the directors or officers of Blocker or (y) of the Company in respect of the managers of the Company appointed by AT&T, (iv) in the case of Fraud, or (v) any bona fide rights, claims and Losses that are notified in good faith to a Buyer Released Person in writing by a Seller Releasing Person prior to the Closing; provided, that no rights, claims and Losses arising under any Ancillary Agreement or any arrangements not contemplated to be terminated at the Closing pursuant to the terms hereof are waived, released, remised or discharged pursuant to this Section 6.14. AT&T, on behalf of the Seller Releasing Persons, acknowledges that the releases and waivers in this Section 6.14 have been agreed upon and given in light of such facts and that the releases and waivers are intended to apply to all claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants.

Section 6.15 No Other Discussions. Between the Execution Date and the Closing, AT&T shall not, and shall cause its Affiliates and its and its Affiliates’ officers and directors not to, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (except as otherwise contemplated by this Agreement), (a) solicit, initiate, encourage, or knowingly facilitate any inquiry with respect to or that would reasonably be expected to lead to, or the making or submission of, any proposal for the direct or indirect acquisition, exchange, refinancing of, or similar transaction involving or relating to any Equity Interests of Blocker or the Company, whether by merger, stock purchase, asset sale or otherwise, but excluding sales of inventory and obsolete assets in the Ordinary Course (an “Acquisition Proposal”), (b) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating or with respect to, any Acquisition Proposal, or in response to any inquiries or proposals that would reasonably be expected to lead to any Acquisition Proposal, (c) engage in negotiations with any Person with respect to any Acquisition Proposal or (d) enter into any letter of intent or similar document or any agreement or commitment providing for, any Acquisition Proposal. AT&T shall, and shall direct its Affiliates and its and its Affiliates’ officers and directors, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to the Transactions. AT&T shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 6.16 Further Assurances. On the terms and subject to the conditions set forth herein, from time to time after the Closing Date, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder and deliver the Blocker Units to Buyer in accordance with the terms hereof. Other than in the Ordinary Course (including pursuant to the terms of any Contract in effect on the Execution Date or entered into in the Ordinary Course), prior to the Closing, AT&T and the AT&T Restricted Affiliates shall not knowingly take any action that is specifically designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Business with whom the Business then has a relationship from maintaining in all material respects the same relationship with the Company and Blocker after the Closing as it maintained prior to the Closing.

Section 6.17 Non-Solicit.

(a) During the period commencing on the Closing Date and ending on the first anniversary thereof, AT&T shall not, and shall cause the AT&T Restricted Affiliates not to (i) solicit, recruit or attempt to solicit or recruit for hire, retention or employment any Specified Business Employee, or (ii) hire, retain, employ or otherwise engage any Person (to be mutually agreed upon in writing by AT&T and Buyer as soon as reasonably practicable following the Execution Date) (each, a “Specified Business Employee”) as an employee, contractor, agent or consultant; provided, however, that (x) no Person shall be considered a Specified Business Employee unless such Specified Business Employee is employed by Buyer, the Company or its Subsidiaries and holds a title of senior vice president (or more senior) and (y) in no event shall the number of Specified Business Employees exceed 40; provided, further, that this Section 6.17(a) shall not prevent AT&T or any of its Affiliates from (A) soliciting, recruiting or attempting to solicit or recruit, or hiring, retaining employing or otherwise engaging, any Specified Business Employee whose employment has been terminated twelve (12) months prior to commencement of any such action or employment (or other similar) discussions between AT&T, its Affiliates or any of its Representatives and such Specified Business Employee or (B) making general employment solicitations such as through advertisements in publicly available media or solicitations by search firms so long as such advertisements or solicitations are not targeted at any Specified Business Employee.

(b) Each Party expressly acknowledges and agrees that the restrictions contained in this Section 6.17 are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Buyer’s interests in, and value of, the Company, the Business Assets and the Blocker Units (including the goodwill related thereto) and were a material and necessary inducement for Buyer (on behalf of itself and its Affiliates) and AT&T (on behalf of itself and its Affiliates) to agree to this Agreement and the transactions contemplated hereby. In the event that any covenant contained in this Section 6.17 is ever adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law (it being specifically acknowledged and agreed by the Parties that it is their continuing desire that each covenant in this Section 6.17 be enforced to the full extent of its terms and conditions). The covenants contained in this Section 6.17 and each provision of this Agreement are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not affect the validity or enforceability of such covenant or provision in another jurisdiction. AT&T acknowledges and agrees that should AT&T or any of its Affiliates violate any of the covenants contained in this Section 6.17 that are applicable to such restricted party, it will be difficult to determine the resulting damages to Buyer and its Affiliates and, in addition to any other remedies Buyer and its Affiliates may have, Buyer and its Affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage.

Section 6.18 Cooperation and [***]. AT&T and its Affiliates, other than the Company and its Subsidiaries, [***]. Notwithstanding the foregoing, AT&T and the AT&T Restricted Affiliates (a) [***], and (b) shall reasonably cooperate with the Company and furnish any necessary information and documentary materials concerning itself, its Affiliates, directors, officers and stockholders and such other matters, and reasonable assistance as the Company may reasonably request in connection with the Company’s preparation of any statement, filing, notice, submission or application made by or on behalf of the Company, Buyer or any of their respective Affiliates to any Governmental Entity in connection with [***]; provided, [***], in no event shall AT&T be required to (i) make any filings with any Governmental Entity, (ii) accept any conditions, commitments or restrictions on AT&T or any of its Affiliates (other than the Company and its Subsidiaries), (iii) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any business, asset, or portion thereof, in each case, with respect to [***] or (iv) incur any liability or Loss directly or indirectly as a result of AT&T’s or any of its Affiliates’ failure to take any action described in the foregoing clauses (i) through (iii) [***]. Buyer and its Affiliates, including the Company and its Subsidiaries, shall not be permitted to [***] prior to the Closing. The Company shall indemnify, defend and hold harmless each AT&T Indemnified Party for, from, against and in respect of any and all [***]. This Section 6.18 shall survive any termination of this Agreement unless this Agreement is terminated by Buyer pursuant to Section 9.1(d).

Section 6.19 Managers’, Directors’ and Officers’ Indemnification.

(a) Buyer agrees that all rights to indemnification, exculpation or advancement of expenses now existing in favor of the managers, directors and officers of Blocker, the Company or any of its Subsidiaries, as provided in the Blocker’s, the Company’s or such Subsidiary’s operating agreement, certificate of incorporation, bylaws or other similar governing documents, in each case, in effect on the date hereof, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification, exculpation, contribution or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect to the fullest extent permitted under applicable Law and for a period of not less than six years. From and after the Closing, Buyer shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of Blocker’s, the Company’s or any of its Subsidiaries’ operating agreement, certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were managers, directors or officers of Blocker, the Company or its Subsidiaries.

(b) In the event Buyer, Blocker, the Company or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer, Blocker, the Company or its Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 6.19.

(c) The provisions of this Section 6.19 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.19 is intended to benefit the managers, directors and officers of Blocker, the Company and its Subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.19 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.19 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.19.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. (i) If applicable, the statutory waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired and, to the extent applicable, any agreement between the Parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions shall have expired or otherwise been terminated, and (ii) the clearances and approvals from the FCC applicable to the consummation of the Transactions shall have been obtained and, in each case, such expiration, clearance or approval shall be in full force without the imposition of any term, limitation, condition or restriction that has resulted in or would reasonably be expected to result in a Company Substantial Detriment.

(b) Orders and Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated, any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions.

Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties of AT&T. Each of the AT&T Representations (other than the representations and warranties set forth in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(e)) shall be true and correct (without giving effect to any “materiality” qualifiers, including “Seller Material Adverse Effect,” contained therein) in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” qualifiers, including “Seller Material Adverse Effect,” contained therein) in all material respects as of such earlier date). The representations and warranties set forth in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(e) shall be true and correct (without giving effect to any “materiality” qualifiers, including “Seller Material Adverse Effect,” contained therein) in all but de minimis respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” qualifiers, including “Seller Material Adverse Effect,” contained therein) in all but de minimis respects as of such earlier date).

(b) Performance of Obligations of AT&T and Blocker. Each of AT&T and Blocker shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c) Pre-Closing Reorganization. AT&T shall have consummated the Pre-Closing Reorganization and shall have delivered to Buyer evidence, in form and substance reasonably acceptable to Buyer, of the completion of the Pre-Closing Reorganization.

(d) Ancillary Agreements. AT&T shall have delivered to Buyer a counterpart of each Ancillary Agreement executed by all of the parties to it other than Buyer or any Buyer Ancillary Counterparty, except for any Non-Finalized Agreements.

(e) Closing Certificate. Buyer shall have received at Closing a certificate signed on behalf of AT&T and Blocker by a duly authorized executive officer of AT&T and Blocker and dated the Closing Date, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of AT&T. The obligations of AT&T to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Buyer. Each of the Buyer Representations shall be true and correct (without giving effect to any “materiality” qualifiers, including “Buyer Material Adverse Effect,” contained therein) in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any “materiality” qualifiers, including “Buyer Material Adverse Effect,” contained therein) as of such earlier date).

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c) Ancillary Agreements. Buyer shall have delivered to AT&T an executed counterpart of each Ancillary Agreement to which it or a Buyer Ancillary Counterparty is a party, except for any Non-Finalized Agreements.

(d) Closing Certificate. AT&T shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized executive officer of and dated the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. Claims arising out of representations and warranties of AT&T and Buyer set forth in this Agreement shall survive the Closing until the date that is 12 months following the Closing; provided, that the foregoing limitations will not apply to claims based upon Fraud. Claims arising out of agreements, covenants and obligations of a Party set forth in this Agreement that, by their nature, were to be performed at or prior to Closing (including the covenants set forth in Section 6.1) shall not survive the Closing and shall automatically terminate as of the Closing, and claims arising out of any other covenants, agreements and obligations set forth in this Agreement shall survive until such obligations have been fully performed or otherwise satisfied in accordance with their terms. The provisions set forth in this ARTICLE VIII and in ARTICLE X shall survive the Closing indefinitely; provided, AT&T’s indemnification obligation under Section 8.2(a)(iii) shall survive until 30 days following the expiration of the applicable statute of limitations for the subject matter underlying such indemnification, and AT&T’s indemnification obligation under Section 8.2(a)(iv) shall survive in accordance with the provisions of Exhibit C. No Party shall have any liability to any Person with respect to claims arising out of representations and warranties of AT&T and Buyer set forth in this Agreement following the applicable survival date specified herein, which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof. Notwithstanding the foregoing in this Section 8.1, if any Claim Notice has been provided to the Indemnifying Party in accordance with Section 8.4 prior to the applicable survival date, then any such claim provided therein, if then unresolved, will survive the expiration of the applicable survival period until such claim is resolved.

Section 8.2 Indemnification by AT&T.

(a) Following the Closing until the applicable survival dates provided in Section 8.1, AT&T shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective successors and permitted assigns, in their capacity as such (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) for, from, against and in respect of any and all Losses whether or not involving a Third Party Claim incurred or suffered as the result of, arising out of or relating to, directly or indirectly:

(i) any breach by AT&T of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in), any AT&T Representation (without giving effect to any “materiality” qualifiers, including “Seller Material Adverse Effect,” contained therein (other than with respect to references to materiality qualifications in Section 4.2(d));

(ii) any breach or violation by AT&T of any covenant, agreement or obligation of AT&T to be performed after the Closing set forth in this Agreement, any Ancillary Agreement or any certificate delivered by AT&T in connection herewith;

(iii) Pre-Closing Taxes;

(iv) Special Taxes;

(v) any Fraud committed by AT&T or its Affiliates or its Representatives in connection with this Agreement or the Transactions; or

(vi) the Excluded Assets and Excluded Liabilities.

(b) AT&T shall not have any liability in respect of Losses of the type described in Section 8.2(a) (other than any Losses with respect to Taxes described in clause (ii) of the definition of Pre-Closing Taxes) to the extent that the aggregate amount of such Losses exceeds the amount of the Purchase Price actually received by AT&T.

(c) The provisions of Exhibit C are hereby incorporated by reference. To the extent any provision in this Article VIII is inconsistent with any provision in Exhibit C, the provisions of Exhibit C shall govern.

Section 8.3 Indemnification by Buyer.

(a) Following the Closing until the applicable survival dates provided in Section 8.1, Buyer shall indemnify, defend and hold harmless AT&T and its Affiliates and their respective successors and permitted assigns, in their capacity as such (each an “AT&T Indemnified Party” and collectively, the “AT&T Indemnified Parties”), for, from, against and in respect of any and all Losses whether or not involving a Third Party Claim incurred or suffered as the result of, arising out of or relating to, directly or indirectly:

(i) any breach by Buyer of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in) any Buyer Representation (without giving effect to any “materiality” qualifiers, including “Buyer Material Adverse Effect,” contained therein);

(ii) any breach or violation by Buyer of any covenant, agreement or obligation of Buyer to be performed after the Closing set forth in this Agreement, any Ancillary Agreement or any certificate delivered by Buyer in connection herewith; or

(iii) any Fraud committed by Buyer in connection with this Agreement or the Transactions.

Section 8.4 Claim Procedures.

(a) In order for a Buyer Indemnified Party or an AT&T Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 8.2 or Section 8.3, the Indemnified Party must (promptly, but in no event more than 20 Business Days, following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred; provided, that no failure to give notice of such claim prior to the expiration of such 20 Business Day period will relieve such Indemnifying Party from any obligation under this ARTICLE VIII, except to the extent such failure actually and materially prejudices such Indemnifying Party) provide written notice to AT&T (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by AT&T Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 8.2 or Section 8.3 which the Indemnified Party alleges to have occurred, a reasonable description of the facts and circumstances giving rise to such occurrences in light of the facts and circumstances then known to the Indemnified Party, the estimated amount of Losses actually incurred or suffered as the result thereof (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that no defect in the information contained in such Claim Notice from the Indemnified Party to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this ARTICLE VIII except to the extent such defect actually and materially prejudices such Indemnifying Party. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a third party (other than a Tax Claim) (a “Third Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party no later than the 20th Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event no later than the 20th Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that if either such Business Day occurs on or prior to the Closing Date, the Claim Notice shall be timely provided if it is provided no later than the Business Day following the Closing Date; provided, that no failure by the Indemnified Party to give such Claim Notice during such 20 Business Day period will relieve the Indemnifying Party from any obligation under this ARTICLE VIII, except to the extent such failure actually and materially prejudices such Indemnifying Party.

(ii) During the period ending on the earlier of the 15th calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

(A) In the event that the Indemnifying Party duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim; provided, however, that no Indemnifying Party shall have the right to assume control of the defense of such Third Party Claim if: (i) it relates to or otherwise arises in connection with any criminal or regulatory enforcement Action, (ii) it seeks injunctive or equitable relief, (iii) the Indemnified Party shall have reasonably concluded that there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnified Party in connection with the defense of the Third Party Claim, (iv) settlement of, an adverse judgment with respect to, or the conduct of the defense of the Third Party Claim by the Indemnifying Party is, in the good faith judgment of the Indemnified Party, likely to be adverse to, the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), (v) at any point the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently or (vi) such Third Party Claim is primarily related to Taxes. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 8.4 unless the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such claims without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), unless such judgment, settlement, compromise or offer to settle, compromise or cease to defend such Third Party Claim (x) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (y) results in the full and general release of all Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (z) involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates or the Company or any of its Subsidiaries.

(B) If the Indemnifying Party does not duly and timely make such election, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party shall be entitled but not obligated (subject to Section 8.6) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 8.4(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election; provided, further, that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or shall seek indemnification hereunder with respect to such matter, unless the Indemnified Party assumed control of the defense of the Third Party Claim because the Indemnifying Party failed to conduct such defense actively and diligently. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this

Section 8.4(b)(ii)(B), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VIII. Except as expressly contemplated by this Section 8.4(b)(ii)(B), the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent.

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(c) Notwithstanding anything to the contrary, this Section 8.4 shall not apply with respect to any Third Party Claim with respect to Taxes, which are exclusively governed by Section 6.6 and Exhibit C.

Section 8.5 Losses and Recoveries.

(a) Limitations on Losses. Notwithstanding anything to the contrary set forth herein, except to the extent awarded by a court to a third party pursuant to a Third Party Claim, no Indemnifying Party shall have any liability for any (i) consequential, indirect, speculative or incidental damages (except, in each case, to the extent such damages are reasonably foreseeable at the time that the applicable action was taken) or (ii) punitive or exemplary damages. The amount of any Losses shall be net of any Tax benefit arising from the incurrence or payment of any such Losses (determined on a “with and without” basis), which Tax benefit is realized by Buyer or Blocker in cash or as a reduction to cash Tax liabilities (x) in the taxable year in which such Losses are incurred (y) in any prior taxable year, as a result of the carryback of such Losses, or (z) in the subsequent taxable year.

(b) Insurance. Subject to Exhibit C, in calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates (net of Taxes (other than Income Taxes) and other costs associated with the receipt or recovery of such amounts under any insurance policy, increases in insurance premiums and reasonable out-of-pocket legal fees, costs and expenses incurred by the Indemnified Party), or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case to the extent relating to the matters described in the Claim Notice, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance proceeds to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder.

(c) [Reserved.]

(d) Purchase Price Adjustment. No Buyer Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses to the extent such Losses are included in the calculation of the Final Upfront Consideration or the Final Blocker Liability Amount pursuant to Section 2.3.

(e) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (the “Total Recovered Amount”), less (ii) the full amount of the Loss, less (iii) any reasonable out-of-pocket legal fees, Taxes, increases in premiums, costs and expenses actually incurred or suffered by the Indemnified Party in connection with recovering the amount received from the third party. Where the Total Recovered Amount does not allow the Indemnified Party to recover the full amount of the Loss, the Indemnified Party has no obligation to remit to the Indemnifying Party any amount pursuant to this Section 8.5(e) unless and until the Indemnified Party has recovered the full amount of the relevant Loss.

(f) No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 8.2 or Section 8.3, as the case may be).

Section 8.6 Payments. The exclusive remedy for any Losses for which the Buyer Indemnified Parties are indemnified under Section 8.2 shall be in the form of a payment from the Indemnifying Party to the Indemnified Party in the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice. The exclusive remedy for any Losses for which the AT&T Indemnified Parties are indemnified under Section 8.3 shall be in the form of a payment from the Indemnifying Party to the Indemnified Party in the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice. Except as otherwise set forth herein, each Party, on its behalf and on behalf of its Affiliates, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that such Party or its Affiliates may have with respect to any amounts owed under this ARTICLE VIII against any other amounts owed under this Agreement. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or Section 8.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes, except as otherwise required by Law.

Section 8.7 Exclusive Remedies and No Rights Against Nonparties.

(a) Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) as set forth in Section 2.3(c), (ii) claims pursuant to this ARTICLE VIII, (iii) claims for Fraud, (iv) claims pursuant to Section 10.9(d) (Specific Performance) with respect to covenants to be performed at or following the Closing, and (v) claims pursuant to the terms of any other Transaction Document as permitted thereunder; provided, that the foregoing limitations on the remedies of a Party will not apply to claims based upon Fraud. Following the Closing, the claims and remedies specified in clauses (i) through (v) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.

(b) In addition to Section 8.7(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, stockholder, general or limited partner, member, manager, agent or Affiliate or representative of, or Debt Financing Source to, another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith other than for Fraud. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom other than for Fraud. The provisions of this Section 8.7(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third party beneficiary of this Section 8.7(b) and Section 6.14 in connection herewith. Notwithstanding anything to the contrary in this Section 8.7, in no event shall the foregoing be construed to waive any claim of the Company against the Debt Financing Sources pursuant to the transactions contemplated thereunder.

Section 8.8 Tax Treatment. The Parties intend for any payments made under Section 2.3 or this Article VIII to be treated as an adjustment to the Purchase Price for all U.S. federal (and applicable state, local and non-U.S.) Tax purposes to the maximum extent permitted by Law.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of AT&T and Buyer;

(b) by either Buyer or AT&T, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred on or prior to the Outside Date; provided, however, that if on the Outside Date the conditions set forth in Sections 7.1(a) and 7.1(b) have not been satisfied or waived on or prior to such date, AT&T may extend the Outside Date, at its sole discretion, by a period not to extend beyond [***]; or

(ii) any Order permanently restraining or prohibiting consummation of the Transactions shall become final and non-appealable;

(c) by AT&T, if Buyer shall have breached or failed to perform, as applicable, any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Transactions), which breach or failure to perform (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3, and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by AT&T to Buyer and (B) the Outside Date; provided, that AT&T shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if AT&T is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that, if occurring or continuing on the Closing Date, it would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2; or

(d) by Buyer, if AT&T shall have breached or failed to perform, as applicable, any representation, warranty, covenant or agreement on the part of AT&T set forth in this Agreement (including an obligation to consummate the Transactions), which breach or failure to perform (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2, and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Buyer to AT&T and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that, if occurring or continuing on the Closing Date, it would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3.

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to this ARTICLE IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional breach of this Agreement; provided, further, that no Party shall have any liability in respect of damages relating to the termination of this Agreement exceeding $2,000,000,000 (the “Damages Cap”), and (b) the provisions set forth in this Section 9.2, Section 6.18 (if applicable in accordance with the terms thereof) and ARTICLE X shall survive the termination of this Agreement. For the avoidance of doubt, any termination of [***] shall not constitute a basis for the termination of, or result in the failure of a closing condition in ARTICLE VII to be satisfied under, this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 10.1, provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To AT&T:

AT&T Diversified MVPD Holdings LLC

208 S. Akard St.; 32nd Floor

Dallas, TX 75225

Attn.: Robert LaGrone

Email: rl6464@att.com

With a copy to:

AVP-Senior Legal Counsel

AT&T Services, Inc.

208 S. Akard St., 31st Floor

Dallas, Texas 75225

Attn.: Bill Caldwell

Email: wc2842@att.com

With a copy to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attn.: Robert B. Little / Joe Orien

Email: rlittle@gibsondunn.com / jorien@gibsondunn.com

To AT&T Services:

AT&T Services, Inc.

208 S. Akard St.; 32nd Floor

Dallas, TX 75225

Attn.: Robert LaGrone

Email: rl6464@att.com

With a copy to:

AVP-Senior Legal Counsel

AT&T Services, Inc.

208 S. Akard St., 31st Floor

Dallas, Texas 75225

Attn.: Bill Caldwell

Email: wc2842@att.com

With a copy to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attn.: Robert B. Little / Joe Orien

Email: rlittle@gibsondunn.com / jorien@gibsondunn.com

To Blocker (prior to the Closing):

AT&T MVPD Holdings LLC

208 S. Akard St.; 32nd Floor

Dallas, TX 75225

Attn.: Robert LaGrone

Email: rl6464@att.com

With a copy to:

AVP-Senior Legal Counsel

AT&T Services, Inc.

208 S. Akard St., 31st Floor

Dallas, Texas 75225

Attn.: Bill Caldwell

Email: wc2842@att.com

With a copy to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attn.: Robert B. Little / Joe Orien

Email: rlittle@gibsondunn.com / jorien@gibsondunn.com

To the Company:

DirecTV Entertainment Holdings LLC

2260 E Imperial Hwy

El Segundo, CA 90245

Attn.: Michael Hartman, General Counsel

Email: michael.hartman@directv.com

With a copy to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attn.: Jason Freedman / Minh-Chau Le / James Davis

Email: jason.freedman@ropesgray.com / minh-chau.le@ropesgray.com / james.davis@ropesgray.com

To Buyer or Buyer Guarantor:

Merlin Parent 2024, Inc.

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attn.: Office of the General Counsel

E-mail: officeofgeneralcounsel@tpg.com

With a copy to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attn.: Jason Freedman / Minh-Chau Le / James Davis

Email: jason.freedman@ropesgray.com / minh-chau.le@ropesgray.com / james.davis@ropesgray.com or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and AT&T, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in ARTICLE VIII.

Section 10.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Party. Any purported assignment in violation of this Agreement is void; provided, that Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, its rights and obligations under this Agreement to an Affiliate, but no such assignment shall relieve Buyer of any Liability or obligations hereunder.

Section 10.4 Third Party Beneficiaries; Parties in Interest. Except as provided in ARTICLE VIII only, which is intended to benefit, and to be enforceable by, the parties specified therein, there shall be no third party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the Parties and thereto any claim, cause of action, right or remedy including any right to contract or any right to employment or service or continued employment or service; provided, however, each Nonparty is an express third party beneficiary of Section 6.19, Section 8.7(b), Section 10.3 and Section 10.14. Without limiting the foregoing sentence, except to the extent set forth herein, no direct or indirect holder of any equity interests or securities of either AT&T or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any officer, director, agent, representative or Affiliates of either AT&T or Buyer, nor any controlling Person of AT&T, Buyer or their respective Affiliates, shall have any Liability or obligation arising under this Agreement or the Transactions.

Section 10.5 Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided, that AT&T and Buyer shall each be responsible for 50% of all fees and payments to any Governmental Entity (including filing fees) and all third party legal, economist and other professional fees incurred in order to obtain any consent, clearance, registration, assignment, approval, Permit or authorization or any expiration or termination or a waiting period; provided further, that any subsequent filing fees and payments to any Governmental Entity pursuant to the HSR Act with respect to the Transactions that arise as a result of [***] shall be paid by Buyer and its Affiliates.

Section 10.6 Entire Agreement. This Agreement (including any exhibits or schedules hereto) and the Ancillary Agreements constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 10.7 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.8 Dispute Resolution. Unless otherwise specified herein, including Section 2.3, and except in respect of any claim for injunctive and provisional relief (including specific performance), any dispute arising out of or relating to this Agreement shall first be escalated to an ad hoc committee consisting of senior representatives of AT&T, on the one hand, and Buyer, on the other, to attempt to achieve mutually satisfactory resolution within 30 days; provided that any 30-day period shall be automatically shortened to the extent required to preserve a claim prior to expiration of the applicable survival period (as set forth in Section 8.1).

Section 10.9 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

(b) Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware or if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal court located in the State of Delaware or any other Delaware state court (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.9(c).

(d) The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof to prevent breaches or threatened breaches in accordance with this Section 10.9, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Parties otherwise have an adequate remedy at law.

(e) Without limitation of any of the foregoing, only if (i) all of the conditions set forth in ARTICLE VII to such Party’s obligation to consummate the Closing have either been satisfied or previously waived (other than with respect to conditions that relate to delivery of items to be delivered at the Closing and those conditions that by their nature are to be satisfied by actions taken at the Closing, but are capable of being satisfied at such time), (ii) the non-breaching Party has irrevocably confirmed in writing to the breaching Party that all of the conditions set forth in ARTICLE VII to the non-breaching Party’s obligation to consummate the Closing have either been satisfied or will be waived at Closing (other than with respect to conditions that relate to delivery of items to be delivered at the Closing and those conditions that by their nature are to be satisfied by actions taken at the Closing, but are capable of being satisfied at such time), and (iii) the breaching Party fails to consummate the Closing by the third Business Day after the delivery of the notice described in clause (ii), then the non-breaching Party shall be entitled to specific performance to cause the Closing to occur; provided, that the foregoing shall not limit or be deemed to limit the non-breaching Party from seeking any monetary damages remedy against the breaching Party in accordance with this Agreement, subject to Section 9.2 and this Section 10.9; provided, further, that, notwithstanding the foregoing or anything to the contrary herein, under no circumstances shall a Party be permitted or entitled to retain both a grant of specific performance to cause the Closing to occur under this Section 10.9 and payment of any monetary damages (subject to the cap set forth in Section 9.2).

(f) Notwithstanding anything to the contrary in this Agreement, following the Closing, each Party shall not have any claim for money damages pursuant to this Agreement against the other Parties except in accordance with Section 2.3 and ARTICLE VIII.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.11 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Article, Section or Schedule, such reference shall be to an Annex, Exhibit, Article, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) Neither the specification of any dollar amount in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule or section of the AT&T Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule or section of the AT&T Disclosure Letter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule or section of the AT&T Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule or section of the AT&T Disclosure Letter is or is not in the Ordinary Course for purposes of this Agreement.

Section 10.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.13 Obligations of Buyer and of AT&T. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of AT&T to take any action, such requirement shall be deemed to include an undertaking on the part of AT&T to cause such Subsidiary to take such action.

Section 10.14 AT&T Services Guarantee.

(a) In consideration of Buyer entering into this Agreement, AT&T Services hereby absolutely, unconditionally and irrevocably guarantees to Buyer, as a primary obligor and not merely as a surety, as a continuing obligation, the due and punctual performance and discharge of all of AT&T’s and Blocker’s obligations set forth hereunder and should AT&T or Blocker fail to perform such obligations when due pursuant to and in accordance with the terms and conditions of this Agreement, AT&T Services promises to pay on demand the applicable amount that AT&T, or Blocker is liable to pay under this Agreement. AT&T Services’ obligations under this Section 10.14 shall be in addition to any rights Buyer and its Affiliates may have under any other agreement. Buyer and its Affiliates may enforce their respective rights against AT&T Services without first having recourse to any such other agreement or exercising any rights or remedies against AT&T or Blocker.

(b) AT&T Services represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(i) AT&T Services is an entity duly formed, validly existing and in good standing under the applicable laws of Delaware. AT&T Services has full requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii) The execution, delivery, and performance by AT&T Services of this Agreement have been and the consummation of its obligations hereunder has been, duly and validly authorized and approved by all necessary corporate or other action of AT&T Services, and no further approval by AT&T Services or other corporate proceedings on the part of AT&T Services is necessary to authorize this Agreement or to perform its obligations hereunder.

(iii) This Agreement has been duly and validly executed and delivered by AT&T Services, and (assuming due authorization, execution and delivery by AT&T Services) this Agreement constitutes a valid and binding obligation of AT&T Services enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) AT&T Services’ liability to Buyer and its Affiliates under this Section 10.14 shall not be discharged or impaired by: (i) any amendment, variation or assignment of this Agreement or any waiver of its or their terms; (ii) any release of, or granting of time or other indulgence to, AT&T or any of its Affiliates (other than AT&T Services) by any third party; or (iii) any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstance affecting AT&T or any of its respective Affiliates (other than AT&T Services).

(d) All representations, warranties and obligations set forth in this Section 10.14 shall survive the Closing indefinitely.

Section 10.15 TPG Guarantee.

(a) In consideration of AT&T entering into this Agreement, Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantees to AT&T, as a primary obligor and not merely as a surety, as a continuing obligation, the due and punctual performance and discharge of Buyer’s payment obligations (i) set forth in Section 2.2(a) and (ii) in the event that this Agreement is terminated pursuant to Section 9.1, in respect of damages relating to the termination of this Agreement, subject to the Damages Cap, and should Buyer fail to perform such obligations when due pursuant to and in accordance with the terms and conditions of this Agreement, Buyer Guarantor promises to pay on demand the applicable amount that Buyer is liable to pay under this Agreement. Buyer Guarantor’s obligations under this Section 10.15 shall be in addition to any rights AT&T and its Affiliates may have under any other agreement. AT&T and its Affiliates may enforce their respective rights against Buyer Guarantor without first having recourse to any such other agreement or exercising any rights or remedies against Buyer.

(b) Buyer Guarantor represents and warrants to AT&T as of the date hereof and as of the Closing Date as follows:

(i) Buyer Guarantor is an entity duly formed, validly existing and in good standing under the applicable laws of Delaware. Buyer Guarantor has full requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii) The execution, delivery, and performance by Buyer Guarantor of this Agreement have been and the consummation of its obligations hereunder has been, duly and validly authorized and approved by all necessary limited partnership or other action of Buyer Guarantor, and no further approval by Buyer Guarantor or other corporate proceedings on the part of Buyer Guarantor is necessary to authorize this Agreement or to perform its obligations hereunder.

(iii) This Agreement has been duly and validly executed and delivered by Buyer Guarantor, and (assuming due authorization, execution and delivery by Buyer Guarantor) this Agreement constitutes a valid and binding obligation of Buyer Guarantor enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Buyer Guarantor’s liability to AT&T and its Affiliates under this Section 10.15 shall not be discharged or impaired by: (i) any amendment, variation or assignment of this Agreement or any waiver of its or their terms; (ii) any release of, or granting of time or other indulgence to, Buyer or any of its Affiliates (other than Buyer Guarantor) by any third party; or (iii) any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstance affecting Buyer or any of its respective Affiliates (other than Buyer Guarantor).

(d) All representations, warranties and obligations set forth in this Section 10.15 shall survive the Closing indefinitely.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

AT&T DIVERSIFIED MVPD HOLDINGS LLC

By:	/s/ Robert LaGrone
Name: Robert LaGrone
Title: President and Chief Executive Officer

AT&T MVPD HOLDINGS LLC

By:	/s/ Robert LaGrone
Name: Robert LaGrone
Title: President and Chief Executive Officer

AT&T SERVICES, INC.

By:	/s/ Robert LaGrone
Name: Robert LaGrone
Title: Senior Vice President – Corporate Development

[Signature Page to Securities Purchase Agreement]

DIRECTV ENTERTAINMENT HOLDINGS LLC

By:	/s/ Michael Hartman
Name: Michael Hartman
Title: General Counsel and Chief External Affairs Officer

[Signature Page to Securities Purchase Agreement]

MERLIN PARENT 2024, INC.

By:	/s/ Deirdre Cummings
Name: Deirdre Cummings
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

TPG PARTNERS IX, L.P.

By: TPG GenPar IX, L.P. its general partner
By: TPG GenPar IX Advisors, LLC its general partner

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

[Signature Page to Securities Purchase Agreement]

ANNEX A

Definitions

As used in this Agreement, the following terms have the meanings set forth in this Annex A:

“Acquisition Proposal” has the meaning set forth in Section 6.15.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, charge, mediation, arbitration or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Separation and Services Agreement, the Assignment Agreement and the Seller Note.

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignment Agreement” means an assignment agreement by and between Buyer and AT&T for the assignment and transfer of the Blocker Units to Buyer, in form and substance reasonably satisfactory to Buyer.

“AT&T” has the meaning set forth in the Preamble.

“AT&T Ancillary Counterparty” means any Affiliate of AT&T contemplated to be a party to an Ancillary Agreement.

“AT&T Consolidated Group” has the meaning set forth in Section 4.6.

“AT&T Disclosure Letter” has the meaning set forth in the introductory sentence of ARTICLE IV.

“AT&T Indemnified Parties” has the meaning set forth in Section 8.3(a).

“AT&T Representations” means the representations made by AT&T in ARTICLE IV.

“AT&T Restricted Affiliates” means any Affiliates of AT&T that are consolidated in the financial statements filed with AT&T, Inc.’s periodic reports under the Securities Act.

“AT&T Services” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.4.

“Base Purchase Price” means $2,000,000,000.

“Blocker Liability Amount” means all accrued but unpaid debts, liabilities, fines, penalties, commitments and obligations of Blocker as of the Closing of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto; provided, the Blocker Liability Amount shall not include any amounts with respect to Taxes.

“Blocker Percentage” means the percentage of the issued and outstanding Common Units of the Company held by Blocker, which is 70% on the Execution Date, subject to increase to take into account the issuance of the Common Units of the Company issued pursuant to the INVIDI Contribution.

“Blocker Operating Agreement” means the Limited Liability Company Agreement of Blocker, dated as of February 19, 2021.

“Blocker-Owned Company Interests” has the meaning set forth in the Recitals.

“Business” means each of the DIRECTV Satellite Business, the DIRECTV OTT Business and the U-verse IPTV Business, which in each case includes their respective linear, streaming, VOD, pay-per-view, electronic sell through and other video distribution platforms, and any ancillary activities, including productions such as Red Zone and Fantasy Zone, but specifically excludes the Excluded Assets and Excluded Liabilities.

“Business Assets” means the Equity Interests held by Blocker in the Company, Merlin Manager and INVIDI.

“Business Day” means any day ending at 11:59 p.m. (Eastern Standard Time) other than a Saturday, a Sunday or a day on which banks in the City of New York and City of San Francisco are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Affiliated Parties” has the meaning set forth in Section 6.6(h).

“Buyer Ancillary Counterparty” means any Affiliate of Buyer contemplated to be a party to an Ancillary Agreement.

“Buyer Guarantor” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” means any Change that would, individually or in the aggregate with any other Changes, prevent, delay or materially impede the performance by Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Buyer Released Person” has the meaning set forth in Section 6.14(b).

“Buyer Releasing Person” has the meaning set forth in Section 6.14(a).

“Buyer Representations” means the representations made by Buyer in ARTICLE V.

“Change” means any event, fact, condition, circumstance, change, occurrence, development or effect.

“Chosen Courts” has the meaning set forth in Section 10.9(b).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group Audit” has the meaning set forth in Section 6.6(e).

“Combined Tax Return” has the meaning set forth in Section 6.6(c).

“Commercial Agreements” or “CAs” means each of the following, as amended:

(i) Intellectual Property License Agreement, dated as of July 31, 2021, by and among the parties identified therein;

(ii) Master Services Agreement (“MSA”), dated as of July 31, 2021, by and between the parties identified therein, including Service Schedule No. 1 (Product Bundling and Sales), Service Schedule No. 3 (HBO Integrated Experience), Service Schedule No. 4 (AT&T Owned and Authorized Retail), Amended and Restated Service Schedule No. 5 (Business Video Sales), the Amended and Restated Service Schedule No. No. 7 (Fixed Wireless Internet), and Service Schedule No. 8 (In Home Experts), but expressly excluding Service Schedule No. 6 (Indirect Dealers), Service Schedule No. 9 (Preferred Internet Providers), Service Schedule No. 10 (Protection Plan), and Service Schedule No. 11 (Advertising and Sales Relationship);

(iii) Service Agreement, dated as of July 31, 2021, by and between the parties identified therein;

(iv) Amended and Restated Co-Existence Agreement, dated as of November 1, 2021, by and among the parties identified therein;

(v) Trademark License Agreement, dated as of July 31, 2021, by and among the parties identified therein; and

(vi) AT&T Affiliate Data Sharing Agreement, dated as of December 31, 2019, by and among the entities identified therein (as amended from time to time).

“Commercial/Transition Agreement” means the TSA and the CAs.

“Commercial Tax Agreements” has the meaning set forth in Section 4.6.

“Communications Act” has the meaning set forth in Section 4.4(a).

“Communications Laws” has the meaning set forth in Section 4.4(a).

“Communications Licenses” means (i) the FCC Licenses and (ii) all Permits (other than the FCC Licenses) related to the Business issued or granted to the Company or AT&T or an Affiliate of AT&T by any Governmental Entity, authorizing the Company or AT&T or its Affiliate to provide video or broadcasting services, including direct broadcast satellite services, or to own, operate or install video or broadcasting networks and facilities, including satellites, or to use radio frequencies, in each case, in connection with the Business.

“Company” has the meaning set forth in the Preamble.

“Company Equity Interests” means the Equity Interests of the Company.

“Company Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 31, 2021.

“Company Tax Distributions” means Tax Distributions as defined in and made pursuant to the Company Operating Agreement.

“Consent” means any consent, license, permit, waiver, approval, clearance, grant, exemption, declaration, authorization or order of, or filing or registration with, or notification to, any Person that is not a Governmental Entity or AT&T, Buyer or any Affiliate thereof, or under any applicable Law.

“Contract” means any written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation.

“Damages Cap” has the meaning set forth in Section 9.2.

“Debt Financing” means the debt financing to be obtained by the Company or its Subsidiaries to finance the Debt-Financed Distribution from the Company to Blocker and TPG VIII Merlin.

“Debt-Financed Distribution” has the meaning set forth in Section 1.1(c).

“Debt-Financed Distribution Amount” means an amount equal to at least $1,625,000,000.

“Debt Financing Sources” means the entities that provide the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and, in each case, their Affiliates and their and their respective Affiliates’ respective former, current and future direct or indirect Affiliates, representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

[***].

[***].

[***].

“DIRECTV OTT Business” means the Company’s or its Affiliates’ over-the-top (“OTT”) business whereby the Company or an Affiliate thereof distributes programming signal(s) or feed(s), and/or video-on-demand assets, using any internet technologies on an OTT basis, including the DirecTV Stream and DirecTVi experiences.

“DIRECTV Satellite Business” means the Company’s distribution business whereby the Company distributes programming signal(s) or feed(s), and/or video-on-demand assets, by satellite signal(s) to customers, including by a DIRECTV turnaround earth-station facility that compresses and processes the signal(s) or feed(s) and then uplinks it to a direct-to-home communications satellite.

“Encumbrance” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in the Recitals.

“Equity Financing Source” means TPG Partners IX, L.P.

“Equity Interests” means all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, convertible or exchangeable securities, or other rights to purchase or otherwise acquire any of the foregoing.

“Excluded Assets and Excluded Liabilities” has the meaning set forth in Section 1.3.

“Excluded IPTV Backend” means AT&T’s or its Affiliates’ Internet protocol video aggregation center(s), national closed fiber optic IP network, video hub offices, local distribution plant and related facilities.

“Execution Date” has the meaning set forth in the Preamble.

“FCC” has the meaning set forth in Section 4.4(a).

“FCC License” means each Permit that is issued or granted by the FCC that is related to the Business or necessary to conduct the Business.

“Final Blocker Liability Amount” means the Blocker Liability Amount, as finally determined pursuant to Section 2.3.

“Final Determination” means an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Final Upfront Consideration” means the Upfront Consideration, as finally determined pursuant to Section 2.3.

“Fraud” means actual and intentional fraud with respect to the representations and warranties in this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement that involves a knowing and intentional misrepresentation or omission made by a Person with the intent that the other Person rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial or administrative governmental entity at any level, or any agency, department or instrumentality thereof, or any mediator, arbitrator or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any income, franchise, margin or similar Tax (however denominated), and any withholding Tax with respect thereto.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“INVIDI” means Inception Holdco, LLC, a Delaware limited liability company.

“INVIDI Contribution” has the meaning set forth in Section 1.2.

“Knowledge” or any similar phrase means the collective actual knowledge after reasonable due inquiry of (a) the individuals listed on Section 1.1(a) of the AT&T Disclosure Letter with respect to AT&T and (b) the following individuals with respect to Buyer: David Trujillo, John Flynn, and Kris Wong.

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, FCC policy, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit, or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Long Form Agreement” has the meaning set forth in Section 6.10.

“Losses” means any actual damages, losses, payments, Taxes, and reasonable and documented out-of-pocket fees, costs and expenses (including Third Party Claim expenses to the extent provided by ARTICLE VIII).

“Merlin Contribution Agreement” means the Agreement of Contribution and Subscription by and among AT&T Services, V Holdco LLC, V Opco LLC, and TPG VIII Merlin, dated as of February 25, 2021.

“Merlin LLCA” means the Amended and Restated Limited Liability Company Operating Agreement of Merlin Manager as of June 1, 2022.

“Merlin Manager” means Merlin Manager, LLC, a Delaware limited liability company.

“New Blocker Subsidiary” means any Subsidiary of Blocker formed pursuant to the Pre-Closing Reorganization.

“Nonparty” has the meaning set forth in Section 8.7(b).

“Non-U.S. Regulator” has the meaning set forth in Section 4.4(a).

“Notice of Objection” has the meaning set forth in Section 2.3(b)(ii).

“Objection Period” has the meaning set forth in Section 2.3(b)(ii).

“Order” means any administrative decision or award, decree, injunction, judgment, order, verdict, quasi-judicial decision or award, ruling or writ, stipulation of, or entered with, any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means (a) with respect to the conduct of the Business, consistent in all material respects with the normal day-to-day customs, practices and procedures of the Business or (b) with respect to the conduct of any other business, consistent in all material respects with the normal day-to-day customs, practices and procedures of such business.

“Outside Date” means October 31, 2025.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Permit” means any consent, license, permit, franchise, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity, other than any State and Local Operating Authority.

“Permitted Encumbrances” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course, provided that the obligations in respect of which such encumbrances were created are not delinquent or otherwise being contested in good faith by appropriate proceedings by AT&T or its Subsidiaries are for which appropriate reserves have been established in accordance with GAAP, (b) Encumbrances for Taxes not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions or other matters that may be shown by a current and accurate survey or physical inspection and (iii) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of such property; provided that the foregoing clauses (i), (ii) and (iii) of this clause (c) do not in the aggregate materially interfere with the existing use by AT&T and its Subsidiaries or in the aggregate materially impair the value thereof, and provided further that the obligations in respect of which such encumbrances were created are not delinquent or otherwise in default, (d) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any leased real property, (e) Encumbrances, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent, (f) Encumbrances incurred in the Ordinary Course that are not material in amount or effect on the Business, (g) Encumbrances that would not, individually or in the aggregate, materially impair the conduct of the Business, (h) Encumbrances that shall be released concurrently with or prior to the Closing, (i) non-exclusive licenses, covenants not to sue or other similar rights with respect to intellectual property rights granted in the Ordinary Course or (j) Encumbrances in respect of the Debt Financing.

“Person” means any natural person, corporation, association, company, partnership (general or limited), limited liability company, business trust, trust, joint venture, joint stock or other company, organization, unincorporated association, Governmental Entity, or other entity of any kind.

“Pre-Closing Reorganization” has the meaning set forth in Section 1.3.

“Pre-Closing Tax Claim” has the meaning set forth in Section 6.6(e).

“Pre-Closing Tax Claim Notice” has the meaning set forth in Section 6.6(e).

“Pre-Closing Tax Period” means any tax period ending on or prior to the Closing Date and the portion of any Straddle Period through the Closing Date.

“Pre-Closing Taxes” means any Liability for (i) Taxes of Blocker or any New Blocker Subsidiary for any Pre-Closing Tax Period, determined, in the case of a Straddle Period, in accordance with Section 6.6(b), (ii) Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which Blocker or any New Blocker Subsidiary is or was a member on or prior to the Closing Date (or of the Company or any Subsidiaries thereof, to the extent both the Company or such Subsidiary, on the one hand, and Blocker or any New Blocker Subsidiary, on the other hand, each were members of such affiliated, consolidated, combined, unitary or similar group prior to the Closing Date) under Treasury Regulation Section 1.1502-6 (or any similar provisions of state or local Law), (iii) Taxes for which the Blocker or any New Blocker Subsidiary is liable by Contract (other than under any Commercial Tax Agreements) that relates to an event or transaction occurring before the Closing, (iv) any Taxes imposed on Blocker or any New Blocker Subsidiary as a result of the INVIDI Contribution, the Pre-Closing Reorganization or any Excluded Assets or Excluded Liabilities. Notwithstanding the preceding sentence or anything to the contrary in any Transaction Document, “Pre-Closing Taxes” excludes Taxes (A) imposed solely in respect of Blocker’s receipt of the Debt-Financed Distribution as a result of the Company’s failure to allocate to Blocker an amount of the incremental liabilities incurred to finance the Dividend at least equal to Blocker’s share of the Dividend under Section 752 of the Code, (B) imposed on the Company or any of its Subsidiaries (including with respect to any “imputed underpayment” within the meaning of Section 6225 of the Code (and similar provisions of state and local Law)) (other than any liability attributable to the Blocker or a direct or indirect equityholder of the Blocker and that is not economically attributable to the Company or any of its Subsidiaries but is imposed on the Company or any of its Subsidiaries solely by reason of a provision of state or local Tax Law that is similar to Treasury Regulations Section 1.1502-6), (C) imposed on the Blocker or any of its Subsidiaries as a result of any election made after the Closing Date by the Company or any of its Subsidiaries under Section 6226 of the Code (or any similar action or election, including under Section 6227 of the Code) or as a result of the Company ceasing to exist on or after the Closing Date under Treasury Regulation Section 301.6241-3(b)(1), or (D) any Special Taxes.

“Post-Closing Tax Period” means any tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Required Approvals” has the meaning set forth in Section 4.4(a).

“Securities Act” has the meaning set forth in Section 4.4(a).

“Seller Material Adverse Effect” means any Change that would, individually or in the aggregate with any other Changes, prevent, delay or materially impede the performance by AT&T or Blocker of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Seller Note” means a promissory note, by and among Buyer, AT&T and Blocker, in form and substance reasonably satisfactory to the Parties, containing the terms set forth on Exhibit A.

“Seller-Prepared Tax Returns” has the meaning set forth in Section 6.6(c).

“Seller Released Person” has the meaning set forth in Section 6.14(a).

“Seller Releasing Person” has the meaning set forth in Section 6.14(b).

“Separation and Services Agreement” means a separation and services agreement in a customary form to be agreed by the Parties, obligating AT&T and certain of its Affiliates to provide to Buyer and certain of its Affiliates after the Closing, separation services on the terms set forth on Exhibit B and amending or otherwise affecting certain agreements related to certain Commercial/Transition Agreements as described on Exhibit B.

“Special Taxes” has the meaning set forth in Exhibit C.

“Special Tax Audit” means any claim, audit, litigation or other proceeding with respect to the Taxes of any Special Taxable Entity for which AT&T is reasonably expected to be required to make a payment pursuant to Section 8.2(a)(iv).

“State and Local Operating Authority” means each video service agreement and video service certification or similar authorization granted by a Governmental Entity authorizing provision of IPTV video services.

“Straddle Period” means any tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Surviving Affiliate Arrangements” has the meaning set forth in Section 4.8.

“Tax Returns” means any return, declaration, report, election claim for refund, statement, information return, or other document required or permitted to be filed with, or filed with, a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, escheat, abandoned or unclaimed property, customs, duties, alternative, production, transfer, ad valorem, sales, use, duty, license, excise, franchise, stamp, employment, estimated, withholding or other taxes, fees, assessments or charges in the nature of a tax, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Third Party” means any Person, other than AT&T, the Company, Blocker, Buyer, and each of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.4(b).

“Total Recovered Amount” has the meaning set forth in Section 8.5(e).

“TPG Percentage” means the percentage of the issued and outstanding Common Units of the Company held by TPG VIII Merlin, which is 30% on the Execution Date, subject to reduction to take into account the issuance of the Common Units of the Company issued pursuant to the INVIDI Contribution.

“TPG VIII Merlin” has the meaning set forth in the Recitals.

“Transaction Documents” means collectively this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement, including the Pre-Closing Reorganization, the INVIDI Contribution and the Debt-Financed Distribution.

“Transfer Taxes” has the meaning set forth in Section 6.6(g).

“Transition Services Agreement” or “TSA” means, as amended, the Transition Services Agreement, dated as of July 31, 2021, by and between AT&T Services, Inc. and DIRECTV Entertainment Holdings LLC, including all individual Services (as defined in therein) that are being provided to either party thereunder as of the Execution Date, but excluding all individual Services (as defined in therein) that are not being provided to either party thereunder as of the Execution Date.

“UCC” means the U.S. Uniform Commercial Code.

“Upfront Consideration” means (a) the Base Purchase Price, less (b) the Blocker Liability Amount as of the Closing.

“U-verse IPTV Business” means the Company’s or AT&T’s or its Affiliates’ IPTV distribution business that is currently branded “U-verse” whereby the Company or AT&T or an Affiliate thereof distributes video programming signal(s) or feed(s), and/or video-on-demand assets to subscribers via an Internet protocol network using the Excluded IPTV Backend.

SELLER NOTE TERM SHEET1

Term	Summary
Borrower:	The Buyer (in such capacity, the “Borrower”).

Guarantors:	AT&T MVPD Holdings LLC (the “Blocker”) and all of its direct or indirect subsidiaries other than DIRECTV Entertainment Holdings, LLC (the “Company”) or any subsidiaries thereof.

Loan Parties:	The Borrower and the Guarantors.

Security:	(1) Borrower’s equity interests in Blocker; and

(2) Blocker’s equity interests in its direct subsidiaries (including the Company but not the assets of the Company).

The loan and guarantees will not be subordinated to any other indebtedness and the liens thereon will be first priority. Any foreclosure or exercise of remedies by the Agent or the Lenders shall be subject, as applicable, to FCC regulations (if any).

Initial Lender:	AT&T Diversified MVPD Holdings LLC (in such capacity, together with any permitted assigns, the “Lender”).

Agent:	A designee of the Lender and reasonably acceptable to the Borrower (the “Agent”).

Principal Amount:

Amounts prepaid or repaid cannot be reborrowed. The principal amount of the Seller Note shall be determined as set forth below.

If the Closing occurs prior to distribution by the Company to Blocker of the Dividend, the aggregate amount of Blocker’s share of the unpaid Dividend, plus interest on the unpaid Dividend at a rate equal to 10% per annum accruing from and after April 1, 2025, will be added to the Scheduled Payments in respect of the Synthetic Distribution Payments that apply after the Closing Date as set forth below in equal installments on the Scheduled Payment Due Dates therefor (or, if earlier, upon the Company’s receipt of the Debt Financing) (the “Unpaid Dividend Adjustment”).

Lender shall be entitled to the Synthetic Distribution Payments set forth below (subject to the adjustments set forth below) solely to the extent the Closing occurs prior to December 31, 2025.

After the Closing, subject to the following paragraphs, the principal amount under the Seller Note will be increase in the following payment amounts (each such payment, a “Scheduled Payment”) on the schedule set forth below (the applicable payment accrual date, the “Scheduled Payment Date”) (which, for the avoidance of doubt, (x) does not include Common Catch Up Unreturned Contributions with respect to Blocker’s Common Catch Up Units and (y) shall be subject to the Unpaid Dividend Adjustment in respect of Synthetic Distribution Payments set forth below), in each case plus all accrued and unpaid interest (if any) in respect of the Imputed Rate as of such Scheduled Payment

[1]	Capitalized terms used herein without definition will have the meanings ascribed to them in the Purchase Agreement to which this Term Sheet is attached.

Term	Summary
Date with respect to such Scheduled Payment; provided, that with respect to any Synthetic Distribution Payment due after the Closing, each such payment amount will be reduced by an amount equal to the portion of such Synthetic Distribution Payment attributable to the post-Closing portion of the applicable quarter multiplied by the Applicable Percentage. For the avoidance of doubt, (a) other than with respect to interest on any Scheduled Payment that has not accrued at the Imputed Rate, interest on each Scheduled Payment shall solely accrue from and after the applicable Scheduled Payment Date as set forth herein and (b) the principal under the Note in respect of each Scheduled Payment (together with any PIK Interest in respect thereof) shall be due and payable on the Maturity Date.

Scheduled Payment	Scheduled Payment Amount	Scheduled Payment Date
Q4 2024 Synthetic Distribution Payment	$534,000,000	12/31/2024
Q1 2025 Synthetic Distribution Payment	$340,500,000	3/31/2025
Q2 2025 Synthetic Distribution Payment	$212,500,000	6/30/2025
Q3 2025 Synthetic Distribution Payment	$313,500,000	9/30/2025
Q4 2025 Synthetic Distribution Payment	$467,500,000	12/31/2025
Synthetic Dividend Payment	$43,750,000	12/31/2025
Q1 2029 Deferred Consideration Payment	$125,000,000	3/31/2029
Q2 2029 Deferred Consideration Payment	$125,000,000	6/30/2029
Q3 2029 Deferred Consideration Payment	$125,000,000	9/30/2029
Q4 2029 Deferred Consideration Payment	$125,000,000	12/31/2029

To the extent the Company has distributed a quarterly payment to Blocker with respect to any of Q4 2024, Q1 2025, Q2 2025, Q3 2025 or Q4 2025 before the Closing in an amount equal to or in excess of the corresponding Synthetic Distribution Payment Amount set forth above for such quarter, then the corresponding Scheduled Payment for such quarter in respect thereof will not be included in the Seller Note and the amount of the Seller Note will be reduced by (1) the Excess Amount, less (2) the product of (a) the Excess Amount, multiplied by (b) the Applicable Percentage, with such reduction made to the earliest payment(s) due under the Seller Note.

2

Term	Summary
The “Excess Amount” shall equal (1) the quarterly payment made to Blocker with respect to such quarter, less (2) the corresponding Synthetic Distribution Payment amount for such quarter.

The “Applicable Percentage” shall equal the product of (1) (a) 1 divided by (b) the Assumed Tax Rate (as calculated under the Company LLCA in effect as of the closing date), multiplied by (2) (a) with respect to the portion of each payment attributable to the post-Closing portion of a given quarter, the Blocker’s effective U.S. tax rate for such quarter and (b) with respect to the portion of each payment attributable to the pre-Closing portion of a given quarter, the Blocker’s combined U.S. federal and any applicable state and local marginal tax rate (taking into account any U.S. federal tax deduction for state and local taxes paid allowed by applicable law) with respect to the taxable income giving rise to such payment (or portion thereof).

EXAMPLE: For Q4 2024, the Company makes a distribution of $570,000,000 to Blocker. The Seller Note principal amount will not be increased by any portion of the Q4 2024 Synthetic Distribution Payment because the Q4 2024 Synthetic Distribution Payment is less than the distribution the Blocker received from the Company with respect to Q4 2024. Further, the Seller Note principal amount will be reduced by an amount equal to (1) $36,000,000, less (2) the product of (a) $36,000,000, multiplied by (b) the Applicable Percentage.

To the extent any such quarterly Synthetic Distribution Payment is made before Closing in an amount less than the corresponding Synthetic Distribution Payment amount for such quarter, then an amount equal to (1) the Deficient Amount, less (2) the product of (a) the Deficient Amount, multiplied by (b) the Applicable Percentage, will be included in the Seller Note, plus simple interest accruing at a rate equal to 10% per annum commencing on the date of such deficient quarterly payment due date listed in the table above through the Closing Date.

The “Deficient Amount” shall equal (1) the Synthetic Distribution Payment amount with respect to such quarter, less (2) the quarterly payment made to Blocker with respect to such quarter.

EXAMPLE: For Q4 2024, the Company makes a distribution of $500,000,000 to Blocker. The Seller Note principal amount will be increased by an amount equal to (1) $34,000,000, less (2) the product of (a) $34,000,000, multiplied by (b) the Applicable Percentage.

Any amount included in the Seller Note described in the preceding three paragraphs will continue to accrue interest at a rate equal to 10% per annum (from the due date listed in the table above).

For example, if Closing occurs on December 15, 2024 and the Q4 2024 quarterly distribution payment has been made in an amount equal to the corresponding Synthetic Distribution Payment amount for such quarter, the amounts of the Synthetic Distribution Payments for Q1 2025, Q2 2025, Q3 2025 and Q4 2025 will be included in the Seller Note. If Closing occurs on November 15, 2025 and the Q4 2025 quarterly distribution payment has not been made, only the amount of the Q4 2025 Synthetic Distribution Payment, plus the percentage of the amount of quarterly distribution that was less than the corresponding Synthetic Distribution Payment amount, calculated as shown above, will be included in the Seller Note.

3

Term	Summary

Common Catch-Up Unreturned Contributions with respect to Blocker’s Common Catch-Up Units, to the extent they are not fully paid to Blocker prior to the Closing, will be added to the principal amount under the Seller Note (and will be paid to Lender) solely when and if Blocker actually receives distributions from the Company in accordance with the current LLCA that reduce the “Common Catch-Up Unreturned Contribution”.

The payment by the Blocker to the Lender in respect of such “Common Catch-Up Unreturned Contribution” shall be deemed to reduce such increase in the principal amount under the Note in respect thereof on a dollar for dollar basis, and no interest shall accrue under the Note in respect thereof.

Interest Rate	The principal amount under the Seller Note in respect of each Scheduled Payment as set forth above will accrue interest at a rate equal to 10% per annum (from the Scheduled Payment Date in respect thereof) (the “Principal Interest”). All accrued but unpaid interest due under the Seller Note shall be deemed to be paid in kind (and increase the outstanding principal amount under the Seller Note) on a quarterly basis.

In addition, the 2029 Deferred Consideration Payments will bear stated interest from and after the Closing through the Scheduled Payment Date in respect thereof payable in cash at 50% of the rate sufficient to cover Lender’s (or Lender’s direct or indirect owners’) anticipated aggregate federal and state income tax liability arising as a result of the application of section 483 of the Code (and similar provisions of state and local law) to such payments, calculated based on a combined then-effective company rate (the “Imputed Interest”). To the extent the Closing occurs on or prior to the earliest of (i) the later of (x) July 1, 2025 or (y) two Business Days after the closing by TPG Partners X, L.P. of committed capital in excess of $5,000,000,000, (ii) September 1, 2025 and (iii) [***] (such earliest date, the “Inside Date”), Imputed Interest shall be deemed to be paid in kind (and increase the outstanding principal amount under the Seller Note) on a quarterly basis during the period beginning at the Closing to the Inside Date, and thereafter shall be paid in cash. If the Closing occurs after the Inside Date, Imputed Interest shall be paid in cash.

Default Interest:	Interest on any past due but unpaid amount payable under the Seller Note during the existence of an Event of Default (defined below) will accrue at the rate of 10.00% per annum in excess of the non-default Interest Rate in effect at the time of such default.

Final Maturity:	December 31, 2031

Optional Prepayments:	The Seller Note may be voluntarily prepaid at any time without premium or penalty. Optional prepayments will be applied to the next succeeding tranche of principal to become due.

Mandatory Prepayments:	100% of net cash proceeds from incurrence of indebtedness for borrowed money by the Borrower or any of its subsidiaries, to the extent not prohibited by existing agreements of the Company’s subsidiaries as in effect on the date hereof (other than as permitted by the Seller Note).

If any portion of the Company’s membership interests (other than the receipt by the Company of primary proceeds from an IPO), or a material portion of the Company’s assets, are issued or sold after Closing for cash, any cash proceeds received by the Blocker in such issuance or sale (net of amounts to satisfy tax and other expenses incurred in connection with the sale) will be applied to repay the Seller Note promptly and without any reinvestment rights.

4

Term	Summary

Documentation Precedent:	The definitive financing documentation for the seller note (the “Seller Note”) shall be based on that certain credit agreement among DIRECTV Financing, LLC, as borrower, DIRECTV Financing Holdco, LLC, as holdings, the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto from time to time as in effect on the date hereof (the “Documentation Precedent”) with appropriate modifications for “Holdco” debt and giving due regard to the $750 million senior secured notes offering due in 2030 and issued by DIRECTV Financing, LLC and DIRECTV Financing Co-Obligor, Inc (the “Documentation Principles”). For the avoidance of doubt, the Seller Note will only include provisions relevant to term loans denominated in US Dollars and will not include Incremental Facilities, Refinancing Facilities or Loan Extension provisions. The Seller Note will include customary liability management transaction protections (with respect to liability management transactions that are materially adverse to the Lender) to be mutually agreed that is customarily applicable to holdco debt.

Representations and Warranties:	The representations and warranties will apply to the Loan Parties and their respective subsidiaries and be substantially consistent with the Documentation Principles, with such modifications to be reasonably agreed, and shall be limited to the following: existence, qualification and power; compliance with laws; authorization; no contravention; governmental authorization; binding effect; no material adverse effect; ownership of property; margin regulations; Investment Company Act; solvency; USA PARIOT Act; anti-terrorism laws; collateral documents.

Affirmative Covenants:	The affirmative covenants will apply to the Loan Parties and their respective subsidiaries and be substantially consistent with the Documentation Principles, with such modifications to be reasonably agreed, and shall be limited to the following: financial statements (which may be satisfied by delivery of the financial statements delivered to the Company’s senior secured lenders); certificates; other information; notices; payment of obligations; preservation of existence, etc.; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; covenant to guarantee obligations and give security; further assurances and post-closing covenants; and transactions with affiliates.

The affirmative covenants will also provide that Borrower will cause Blocker to distribute to Borrower any Distributable Excess Cash Flow (as defined in the Company LLCA (as defined below)) that has been distributed by the Company to Blocker (provided that Blocker may withhold amounts necessary to pay taxes). It is understood and agreed that the Company shall distribute all Distributable Excess Cash Flow (as defined in the Company LLCA as in effect on the date of the Agreement) in the manner and at the times set forth in the Company LLCA, and that Blocker shall not consent to any amendment, modification or waiver under the Company LLCA that reduces the amount of Distributable Excess Cash Flow to be received by the Blocker after the date of the Agreement.

5

Term	Summary
Negative Covenants:	The negative covenants will apply to the Loan Parties and their respective subsidiaries and be substantially consistent with the Documentation Principles, with such modifications to be reasonably agreed, and shall be limited to the following: indebtedness (provided that the Borrower will not be permitted to incur additional Indebtedness); fundamental changes; change in nature of business; burdensome agreements; accounting changes; holdings.

The negative covenants will also provide:

•  with respect to the indebtedness covenant, (x) subject to clause (y) below, baskets, thresholds and exceptions with respect to the incurrence of indebtedness by the Company and its subsidiaries shall be set based on the dollar baskets applicable to the Company and its restricted subsidiaries in the form of “New DTV Issuer Notes Indenture” attached as Appendix B-1 of the Exchange Offer Memorandum, dated September 30, 2024 with respect to the notes issued by Dish DBS Corporation (the “Reference Form Indenture”), and giving effect to a 15% cushion to all dollar baskets (provided that the corresponding basket in the Seller Note to the “credit facilities” basket set forth in Section 4.09(b) of the Reference Form Indenture shall provide that the aggregate dollar amount of such basket attributable to the New DTV Notes shall not be included unless and until the DTV Transactions are consummated) and (y) the unlimited ratio debt basket in respect of indebtedness incurred by the Company and its subsidiaries shall be set at a Total Net Leverage Ratio of the Company of 2.50:1.00;

•  a restricted payments covenant applicable to the Loan Parties (provided that (i) there will not be prohibitions on payments to Borrower), (ii) amounts received by Blocker in respect of its Common Catch-Up Units will not be permitted to be used for distributions by the Borrower and shall instead be used solely to reduce the Common Catch-Up Unreturned Contributions under the Seller Note and (iii) the Seller Note shall permit distributions by the Borrower in respect of amounts received by Blocker in respect of Tax Distributions and/or other amounts received pursuant to the distribution waterfall (other than Common Catch-Up Unreturned Contributions) under the Company LLCA restrictions on amendments to the Amended and Restated Limited Liability Company Agreement of the Company dated July 31, 2021 (the “Company LLCA”) that modify the distribution waterfall in a manner adverse to the Blocker (it being understood that any modification that makes distributions of any remaining Distributable Excess Cash Flow in the last step of the waterfall optional rather than mandatory shall be deemed to be adverse to the Blocker), reduce the dividend rate in respect of Tax Distributions (as defined in the Company LLCA) or that impairs or restricts the rights or remedies of the Blocker;

•  a new covenant applicable to the Company stating that: after the Closing until the Common Catch-Up Unreturned Contributions are paid in full, the Company will not accelerate or delay the collection of or discount any accounts receivable, accelerate or delay the payment of accounts payable or defer expenses, reduce inventories, incur or repay indebtedness or otherwise increase cash on hand in each case, that would reduce or delay payment of the Common Catch-Up Unreturned Contributions, except in the ordinary course of business consistent with past practice; and

•  a new covenant applicable to the Blocker stating that if the Common Catch-Up Unreturned Contributions are not paid in full by December 31, 2025, from and after January 1, 2026, all amounts received by Blocker in respect of Tax Distributions shall be applied to paying the Common Catch-Up Unreturned Contributions and not for any other purpose until the Common Catch-Up Unreturned Contributions are paid in full.

6

Term	Summary

Events of Default:	Events of Default will be substantially consistent with the Documentation Principles, with such modifications to be agreed. For the avoidance of doubt, consummation of an IPO by the Company will not result in an Event of Default.

Assignment:	The Seller Note will be binding on Borrower and Borrower’s successors and assigns. The Borrower may not assign the Seller Note without the Lender’s prior written consent. The Lender may not assign the Seller Note (other than to a controlled affiliate of the Lender) without the Borrower’s prior written consent so long as no Event of Default has occurred and is continuing; provided that the Lender may not assign the Seller Note to any Person that is not a United States resident Person for United States tax reporting purposes without the prior written consent of the Borrower.

Governing Law:	New York.

7